ASSET PURCHASE AGREEMENT by and between BGSF PROFESSIONAL, LLC, as Buyer, ARROYO CONSULTING LLC, as Seller, and LUIS FERNANDO SANCHEZ & MAUREEN E. HERRERA, as the Selling Persons.

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ARTICLE I    PURCHASE OF ASSETS    1
1.1    Purchase of Assets    1
1.2    Excluded Assets    2
1.3    Assumed Liabilities    2
1.4    Excluded Liabilities    3
1.5    Consideration    4
1.6    Earn-Out    4
1.7    Purchase Price Adjustment    7
1.8    Closing    9
1.9    Closing and Post-Closing Deliveries    9
1.10    Further Assurances    12
1.11    Allocation of Purchase Price    12
1.12    Tax Withholding    12
ARTICLE II    REPRESENTATIONS AND WARRANTIES OF SELLER    12
2.1    Organization    12
2.2    Authority    13
2.3    Title to Assets    13
2.4    No Violation    14
2.5    Governmental Consents    15
2.6    Financial Information    15
2.7    Absence of Certain Changes    16
2.8    Taxes    17
2.9    Proceedings    19
2.10    Compliance with Laws    20
2.11    Permits    20
2.12    Employee Matters    20
2.13    Employee Benefit Plans    21
2.14    Business Contracts    23
2.15    Customers    25
2.16    Warranties    25
2.17    Intellectual Property Rights    25
2.18    Environmental Matters    25
2.19    Competing Interests    26

133995503.13	-i-

(continued)
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2.20    No Brokers    26
2.21    PPP Loans    26
2.22    Compliance with Anti-Corruption Laws    26
2.23    Insurance    27
2.24     Bank Accounts    27
2.25    Organizational Documents    27
2.26    IT Systems; Privacy    28
2.27    Colombian Foreign Exchange Operations    29
2.28    India    30
2.29    No Misrepresentations    30
ARTICLE III    REPRESENTATIONS AND WARRANTIES OF BUYER    30
3.1    Organization    30
3.2    Authority    30
3.3    No Violation    30
3.4    Governmental Consents    30
3.5    No Brokers    31
ARTICLE IV    COVENANTS AND AGREEMENTS    31
4.1    Assistance with Permits and Filings    31
4.2    Transaction Costs    31
4.3    Employee Matters    31
4.4    Transfer Taxes    32
4.5    Tax Responsibility; Tax Information; Tax Proration    33
4.6    Name Change    33
4.7    Discharge of Liabilities    34
4.8    Assignment of Seller’s Assumed Contracts    34
4.9    Accounts Receivable    34
4.10    Financial Statements for Assets    34
4.11    Colombian post-Closing Obligations    35
ARTICLE V    INDEMNIFICATION    35
5.1    Indemnification of Buyer    35
5.2    Indemnification of Seller and the Selling Persons    36
5.3    Survival    36
5.4    Time Limitation    36

133995503.13	-ii-

(continued)
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5.5    Limitations on Amount    37
5.6    Right of Setoff    38
5.7    Matters Involving Third Party Claims    38
5.8    Miscellaneous    40
ARTICLE VI    NONCOMPETITION AND NONSOLICITATION AGREEMENT    40
6.1    Noncompetition and Nonsolicitation    40
ARTICLE VII    MISCELLANEOUS    42
7.1    Notices    42
7.2    Counterparts    43
7.3    Interpretation    43
7.4    Severability    43
7.5    Binding Effect; Assignment    43
7.6    Entire Agreement; Amendment    43
7.7    Specific Performance; Remedies Not Exclusive    44
7.8    GOVERNING LAW    44
7.9    Drafting    44
7.10    Usage    44
7.11    Certain Definitions    44
7.12    Guaranty by the Selling Persons    50

133995503.13	-iii-

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of April 24, 2023, is made and entered into by and between BGSF Professional, LLC, a Delaware limited liability company (“Buyer”), Arroyo Consulting LLC, a Tennessee limited liability company (“Seller”), and, solely for purposes stated herein, Luis Fernando Sanchez, an individual resident of the State of Texas and Maureen E. Herrera, an individual resident of the State of Texas, each of whom is an equity holder of Seller (together, the “Selling Persons”).
WHEREAS, Seller owns 100% of the issued and outstanding equity interests (the “Micro Shares”) of Micro Talent, SAS, a Colombian simplified stock corporation (“Micro”), and 99% of the issued and outstanding equity interests (the “Arroyo IT Shares”) of Arroyo IT Solutions PL, an Indian private limited company (“Arroyo IT”), Arroyo IT and Micro are hereafter collectively referred to as the “Subsidiaries” and the Micro Shares and Arroyo IT Shares are hereafter collectively referred to as the “Shares”;
WHEREAS, Prithvi Raj Mada is the owner of 100 shares of Arroyo IT Shares and will retain ownership after Closing of such 100 shares;
WHEREAS, Seller and the Subsidiaries are providers of information technology and digital workforce services and solutions, including cloud-based services, custom software development, product development, mobile application development, and testing services (such business, the “Business”);
WHEREAS, Seller desires to sell certain of the assets that are used in connection with the Business, including the Shares, and Buyer desires to purchase such assets from Seller, on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the Selling Persons will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and as a condition and inducement to Buyer’s execution and delivery hereof, Buyer has required that the Selling Persons guarantee certain of Seller’s obligations under this Agreement and agree to the noncompetition and nonsolicitation provisions set forth in Article VI hereof.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties hereto agree as follows:
ARTICLE I
Purchase of Assets
1.1Purchase of Assets. At the closing of the transactions contemplated by this Agreement (the “Closing” and the date the Closing occurs, the “Closing Date”), Seller shall sell, transfer, assign and deliver to Buyer the Assets, and Buyer shall purchase and take the Assets, on the terms and subject to the conditions set forth in this Agreement. Subject to the provisions of Section 1.2, the “Assets” means the tangible and intangible assets used in, generated by or associated with the Business, and specifically includes (please refer to Section 7.11 for definitions of certain capitalized terms used in this Agreement):
(a)all fixed assets of Seller, including all personal property, office equipment, computers, phone systems, computer equipment, furniture, fixtures and leasehold improvements;
(b)all Intellectual Property of Seller with respect to the Business, including the Intellectual Property listed on Schedule 2.17;
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(c)the current assets of Seller as reflected on Schedule 1.7(a), including the Accounts Receivable of Seller (whether billed or unbilled), which have been used for purposes of calculating the Adjusted Net Working Capital;
(d)all right, title and interest under each of the Customer Contracts of Seller, which are listed on Schedule 1.1 (d);
(e)all right, title and interest under the Temporary Personnel Contracts of Seller, which are listed on Schedule 1.1(e);
(f)all right, title and interest under each of the Billable Staffing Independent Contractor Contracts of Seller, which are listed on Schedule 1.1(f);
(g)all right, title and interest under each of the other contracts of Seller listed on Schedule 1.1(g) (collectively, the contracts listed on Schedules 1.1(d), 1.1(e), 1.1(f) and 1.1(g), the “Seller Assumed Contracts”);
(h)all goodwill of Seller related to the Business;
(i)all right, title and interest in Seller’s trade names used in the Business, including “Arroyo Consulting”, “Arroyo IT”, and “Micro Talent” and any derivations thereof;
(j)all Permits of Seller used in connection with the Business, including the Permits listed on Schedule 2.11;
(k)all Records used by Seller in connection with the Business, including customer lists, resumes, temporary personnel lists, billable staffing independent contractors lists, referral sources, research and development reports, payroll and billing reports, operating guides and manuals, financial and accounting information, information relating to Staff Employees, Temporary Personnel and Billable Staffing Independent Contractors, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records relating to the Business;
(l)any revenue of the Business generated on the Closing Date;
(m)any unearned revenue of the Business as of the Closing Date; and
(n)all of the Shares.
1.2Excluded Assets. Notwithstanding the provisions of Section 1.1, it is hereby expressly acknowledged and agreed that the Assets shall not include: (a) Seller’s Cash Equivalents; (b) any employee advances of Seller; (c) any prepaid insurance expenses of Seller; (d) any intercompany receivables of Seller; (e) any Tax refunds of Seller relating to the ownership of the Assets prior to the Closing Date; and (f) any Employee Benefit Plans of Seller (except to the extent expressly set forth on Schedule 1.1(g)) (collectively, the “Excluded Assets”).
1.3Assumed Liabilities. At the Closing, Buyer will only assume the following Liabilities of Seller: (a) the current Liabilities of Seller (not including Indebtedness of Seller), as reflected on Schedule 1.7(a), which have been used for purposes of calculating the Adjusted Net Working Capital; and (b) Seller’s future performance obligations relating to the operation of the Business after the Closing under the Seller Assumed Contracts; provided, however, that Buyer
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shall not assume any Liabilities under the Seller Assumed Contracts with respect to any breaches of the Seller Assumed Contracts occurring on or before the Closing or any damages to third Persons resulting from acts, events or omissions occurring on or before the Closing, in either case, whether or not known by Seller as of the Closing (collectively, the “Assumed Liabilities”).
1.4Excluded Liabilities. Other than the Assumed Liabilities, Buyer is not assuming any liability or obligation of Seller or the Selling Persons of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, “Liabilities”), including, without limitation, those Liabilities set forth below (collectively, the “Excluded Liabilities”):
(a)Liabilities in respect of any of the Excluded Assets;
(b)Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities or operation of the Business with respect to any period of time (or portion thereof) occurring on or prior to the Closing;
(c)Liabilities relating to Indebtedness or intercompany payables of Seller;
(d)Liabilities relating to loans or payables by Seller to the Selling Persons or other Liabilities of Seller to the Selling Persons;
(e)Liabilities of Seller or its direct or indirect owner(s), including the Selling Persons, for (i) Taxes for any taxable period, whether before or after the Closing Date; (ii) Taxes arising in connection with the consummation of the transactions contemplated by this Agreement; (iii) Taxes of any other Person that Seller is obligated to pay under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a successor or transferee of such Person or otherwise by operation of law; (iv) payments to any other Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement with respect to Taxes; or (v) any other Taxes for which Seller or the Selling Person is responsible under Section 4.4 or Section 4.5;
(f)Liabilities related to Seller’s or the Selling Persons’ transaction fees and expenses contemplated in Section 4.2 or otherwise;
(g)any undisclosed Liability;
(h)Liabilities incurred other than in the ordinary course of Seller’s business, consistent with past practice;
(i)Liabilities related to any Employee Benefit Plans;
(j)Liabilities related to premiums for officer’s life insurance policies that are in place immediately prior to the Closing Date;
(k)all Liabilities for breach of warranty (whether covered by insurance or not) with respect to services rendered on or prior to the Closing Date;
(l)Liabilities of Seller relating to any, or with respect to any, present or former employees, officers, directors, retirees, independent contractors or consultants, including, without limitation any change of control or severance Liabilities relating to such individuals, except to the extent accrued for as current Liabilities in Adjusted Net Working Capital; and
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(m)any other Liability that is not an Assumed Liability.
1.5Consideration. Buyer is assuming the Assumed Liabilities and agrees to pay Seller and the Selling Persons an aggregate of EIGHT MILLION AND NO/100 DOLLARS ($8,000,000), in accordance with this Section 1.5 and subject to adjustment as provided in Section 1.7 (the “Purchase Price”). Subject to Section 1.12, the Purchase Price will be paid by Buyer to Seller as follows: (i) $6,800,000 of the Purchase Price shall be paid in cash by wire transfer of immediately available funds at Closing to the account(s) specified by Seller to Buyer in writing, (ii) $350,000 of the Purchase Price (the “Purchase Price Adjustment Holdback Amount”) shall be held by Buyer until the later of the (1) procedures contemplated by Section 1.7 are completed and (2) Buyer’s receipt of the Tax Clearance Letter from Seller, and (iii) $850,000 of the Purchase Price (the “Indemnity Holdback Amount”) shall be held by Buyer for a period of one (1) year following the Closing Date as security for any indemnification obligation of Seller pursuant to Section 5.1 of this Agreement.
1.6Earn-Out.
(a)Year One Earn-Out Payment. With respect to the period of time beginning on (and including) the first day of Buyer’s first full accounting month after the Closing Date (such first day being May 1, 2023) and ending on (and including) the last day of the twelfth consecutive full accounting month following the Closing Date (such last day being April 28, 2024) (such period of time, “Year One”), Seller shall be entitled to the following aggregate amount (if any) based upon the COH for Year One (any such payment, the “Year One Earn-Out Payment”):
(i) if COH for Year One is less than $3,900,000, then Seller shall not be entitled to any Year One Earn-Out Payment;
(ii) if the COH for Year One is greater than or equal to $3,900,000 but less than or equal to $4,800,000, then Seller shall be entitled to receive a Year One Earn-Out Payment that is equal to $2,750,000; and
(iii) if the COH for Year One is greater than $4,800,000, then Seller shall be entitled to receive a Year One Earn-Out Payment that is equal to $2,750,000, plus an additional earn-out payment that is equal to (i) five (5) multiplied by (ii) actual COH for Year One minus $4,800,000 (the “Bonus Year One Earn-Out Payment”); provided, however, the Bonus Year One Earn-Out Payment shall not exceed $1,500,000.
(b)Year Two Earn-Out Payment. With respect to the period of time beginning on (and including) the first day of Buyer’s thirteenth full accounting month after the Closing Date (such first day being April 29, 2024) and ending on (and including) the last day of the 24th consecutive full accounting month following the Closing Date (such last day being April 27, 2025) (such period of time, “Year Two”), Seller shall be entitled to the following aggregate amount (if any) based upon the COH for Year Two (any such payment, the “Year Two Earn-Out Payment” and, together with the Year One Earn-Out Payment, the “Annual Earn-Out Payments”):
(i) if the COH for Year Two is less than $4,300,000, then Seller shall not be entitled to any Year Two Earn-Out Payment;
(ii) if the COH for Year Two is greater than or equal to $4,300,000 but less than or equal to $5,200,000, then Seller shall be entitled to receive a Year Two Earn-Out Payment that is equal to $2,750,000; or
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(iii) if the COH for Year Two is greater than $5,200,000, then Seller shall be entitled to receive a Year Two Earn-Out Payment that is equal to $2,750,000, plus an additional earn-out payment that is equal to (i) five (5) multiplied by (ii) actual COH for Year Two minus $5,200,000 (the “Bonus Year Two Earn-Out Payment” and, together with the Bonus Year One Earn-Out Payment, the “Bonus Earn-Out Payments”); provided, however, the Bonus Year Two Earn-Out Payment shall not exceed $1,500,000.
For the avoidance of doubt, in no event and under no circumstances will Seller be entitled to receive Annual Earn-Out Payments that, in the aggregate, exceed $5,500,000 and Bonus Earn-Out Payments that, in the aggregate, exceed $3,000,000.
For illustrative purposes only, if the COH for Year One is $4,000,000, then Seller shall be entitled to receive an aggregate Year One Earn-Out Payment that is equal to $2,750,000. In addition, for illustrative purposes only, if the COH for the following year (i.e., Year Two) is $5,300,000, then Seller shall be entitled to receive a Year Two Earn-Out Payment that is equal to $2,750,000 and a Bonus Year Two Earn-Out Payment of $500,000.
(c)Calculation of COH. For purposes of this Section 1.6, “COH” (or Contribution to Overhead) shall be calculated by Buyer in accordance with Buyer’s accounting methods, policies, practices and procedures and shall mean, for each applicable year (e.g., Year One and Year Two), (x) the revenue earned by the Business for such year, minus (y) the cost of services to the Business for such year, which shall include, to the extent applicable, billable staffing independent contractor payments, the temporary payroll, the temporary payroll Taxes, temporary benefits paid by Buyer or its Affiliates with respect to the Business, fees and costs associated with the Patient Protection and Affordable Care Act, and worker’s compensation insurance cost associated with the temporary payroll, minus (z) expenses relating to the branch of the Business, which shall not include any allocation of corporate overhead.
(d)Payment of Earn-Out. The earn-out payments payable pursuant to this Section 1.6 (the “Earn-Out Payments”), if any, shall be paid by Buyer to Seller in accordance with Section 1.5 within 60 days after the last day of the applicable twelve-month period (e.g., Year One and Year Two) for which such Earn-Out Payment is calculated; provided, that the conditions for payment of such Earn-Out Payment as set forth in this Section 1.6 have been satisfied and subject to Section 5.6; and provided, further, that any dispute as to the applicable Earn-Out Payment has been resolved pursuant to Section 1.6(e). For each fiscal month during Year One and Year Two, Buyer agrees to deliver to Seller, within 30 days after the end of such fiscal month, a statement showing the calculation of the COH (each, a “COH Statement”) for such fiscal month and the cumulative COH for the applicable twelve-month period that includes such fiscal month. The COH Statement covering Year One or Year Two, as applicable, shall include a calculation of the resulting Earn-Out Payment, if any, and is referred to herein as an “Annual COH Statement.” Each Earn-Out Payment shall be treated as an adjustment to the Purchase Price.
(e)Procedure for Objecting to Calculation of COH. Buyer shall deliver to Seller the Annual COH Statement within 60 days after the end of Year One or Year Two, as applicable. If Seller has not given any notice of objection with respect to an Annual COH Statement within ten days after its delivery by Buyer, then the calculation of COH for the period covered by such Annual COH Statement shall be as set forth in such report. If, however, Seller has given a written notice of objection with respect to an Annual COH Statement specifying the items and amounts to which Seller is objecting within the applicable ten-day period, then Buyer and Seller shall attempt to
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resolve their differences in good faith. If Buyer and Seller cannot agree on appropriate changes to be made to such Annual COH Statement within ten days after the delivery of Seller’s objection notice to the disputed Annual COH Statement, then Buyer and Seller shall submit such disputed Annual COH Statement, along with the written objections of Buyer and Seller, to the Independent Accounting Firm. Buyer and Seller shall request the Independent Accounting Firm to determine only those aspects of the Annual COH Statement that are in controversy and to make the final determination in accordance with the terms of this Agreement, within 30 days after the request. Buyer and Seller shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the Parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Annual COH Statement and the objections of Buyer and Seller and all other items reasonably requested by the Independent Accounting Firm in connection therewith. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion as the aggregate amount of the disputed items that were determined in favor of the other Parties (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Parties.
(f)Accounting of Business and Post-Closing Conduct. From and after the Closing through the end of Year Two (the “Earn-Out Period”), solely for purposes of calculating any Earn-Out Payment, Buyer shall consistently apply its revenue recognition practices, and all other methods of Buyer’s accounting practices, with respect to the Business, in the usual, regular and ordinary course of Buyer’s business in all material respects, and otherwise in accordance with GAAP, and not engage in any practice intended to have the effect of (i) postponing to periods after Year One or Year Two revenues received by the Business that would otherwise be expected (based on past practice) to be recognized during such year, as applicable, or (ii) accelerating to Year One or Year Two any amounts that would reduce the COH that would otherwise be expected (based on past practice) to be recognized after such year, as applicable. Seller understands, acknowledges and agrees that, after Closing, Buyer shall be entitled to manage and operate the Business in the interest of Buyer’s parent and its stockholders. However, as of the date hereof, the Parties intend that Seller will have a reasonable opportunity to earn the Earn-Out Payments, subject to and in accordance with this Section 1.6. During the Earn-Out Period, Buyer will operate the Business in good faith and deal fairly with Seller regarding the management of the Business and the administration of the provisions of this Section 1.6.
1.7Purchase Price Adjustment. An adjustment amount (“Purchase Price Adjustment”), if any is due, shall be paid by the appropriate Party, in the manner and at the time set forth in this Section 1.7.
(a)Preparation of Closing Date Net Working Capital. Within 120 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement of the current assets and current Liabilities of the Acquired Companies as of the Closing Date (the “Closing Date Net Working Capital Statement”) for purposes of specifically determining the Adjusted Net Working Capital of the Business as of the Closing Date. The Closing Date Net Working Capital Statement shall be unaudited but will be prepared in conformity with GAAP in all material respects and otherwise consistent with the past accounting methods, policies, practices and procedures of the Acquired Companies and in the same manner, with consistent classification and estimation methodology, as the Financial Information. An example calculation of the net working capital of the Business is set forth in Schedule 1.7(a).
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(b)Payment of Purchase Price Adjustment.
(i)    If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.7, is greater than the Target Net Working Capital, such excess amount and the Purchase Price Adjustment Holdback Amount (subject to Section 5.6) shall be paid by Buyer to Seller.
(ii)    If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.7, is less than the Target Net Working Capital, and such deficit is greater than the Purchase Price Adjustment Holdback Amount, Seller shall pay to Buyer the amount by which such deficit amount exceeds the Purchase Price Adjustment Holdback Amount and Buyer shall retain the Purchase Price Adjustment Holdback Amount.
(iii)    If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.7, is less than the Target Net Working Capital and such deficit is less than the Purchase Price Adjustment Holdback Amount, Buyer shall pay to Seller the amount by which the Purchase Price Adjustment Holdback Amount exceeds such deficit (subject to Section 5.6) and retain the remainder of the Purchase Price Adjustment Holdback Amount.
(iv)    The Purchase Price Adjustment described in this Section 1.7(b) shall be paid within five Business Days after its determination in accordance with this Section 1.7 and shall be paid by wire transfer to the account designated by the payee in writing to the payor; provided, that any dispute as to the Purchase Price Adjustment has been resolved pursuant to Section 1.7(c).
(c)Procedure for Objecting to Calculation of Adjusted Net Working Capital. If Seller has not given any notice of objection with respect to the Closing Date Net Working Capital Statement within 60 days after its delivery by Buyer, then the calculation of Adjusted Net Working Capital described in this Section 1.7 shall be based on the Closing Date Net Working Capital Statement. If, however, Seller has given a written notice of objection with respect to the Closing Date Net Working Capital Statement specifying the items and amounts to which Seller is objecting within the applicable 60-day period, then Buyer and Seller shall attempt to resolve their differences in good faith. If Buyer and Seller cannot agree on appropriate changes to be made to the Closing Date Net Working Capital Statement within ten days after the delivery of Seller’s objection notice to the Closing Date Net Working Capital Statement, then Buyer and Seller shall submit the Closing Date Net Working Capital Statement, along with the written objections of Buyer and Seller, to the Independent Accounting Firm. Buyer and Seller shall request the Independent Accounting Firm to determine only those aspects of the Closing Date Net Working Capital Statement that are in controversy and to make the final determination in accordance with the terms of this Agreement, within 30 days after the request. The Purchase Price Adjustment described in this Section 1.7 shall be based on the Closing Date Net Working Capital Statement as adjusted to take into account the Independent Accounting Firm’s determinations of those matters that are in controversy. Buyer and Seller shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the Parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Closing Date Net Working Capital Statement, Schedule 1.7(a) and the objections of Buyer and Seller and all other items reasonably requested by the Independent Accounting Firm in connection therewith. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion as the aggregate amount of the
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disputed items that were determined in favor of the other Parties (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Parties.
1.8Closing. The Closing shall take place at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201, or via facsimile or portable document format (pdf), with originals to follow via overnight delivery, immediately following the execution and delivery of this Agreement and the delivery of all of the items listed in Section 1.9. The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date.
1.9Closing and Post-Closing Deliveries. Contemporaneously with, and subsequent to, as applicable, the execution and delivery of this Agreement:
(a)Seller will endorse and deliver to Buyer any certificates of title and such other documents and instruments as may be necessary under applicable Law to effect or record the transfer of any Asset (other than the Shares which will be conveyed to Buyer pursuant to the delivery of the certificates and/or stock powers contemplated by Section 1.9(o)) for which ownership is evidenced by a certificate of title, if any, to Buyer and to convey to Buyer good and marketable title in such Assets, free and clear of any Liens, other than Permitted Liens;
(b)Seller will execute and deliver to Buyer a Bill of Sale conveying the Assets to Buyer, in the form attached hereto as Exhibit A;
(c)Buyer and Seller will execute and deliver to each other an Assignment and Assumption Agreement evidencing the assumption by Buyer of the Assumed Liabilities, in the form attached hereto as Exhibit B;
(d)Buyer and Seller will execute and deliver to each other an Indian Subsidiary Purchase Agreement, in the form attached hereto as Exhibit C;
(e)B G Staff Services, Inc. and Luis Fernando Sanchez will execute and deliver to each other an employment agreement, which is attached hereto as Exhibit D;
(f)Arroyo IT and Vijay Kumar will execute and deliver to each other an employment agreement, which is attached hereto as Exhibit E;
(g)Seller will deliver to Buyer executed UCC Termination Statements or other evidence satisfactory to Buyer, such as customary payoff letters, to evidence the release of any and all Liens on the Assets or securing any Indebtedness, other than Permitted Liens;
(h)Seller will deliver to Buyer all third Person consents that are necessary for the transfer of any Assets, including the Seller Assumed Contracts, in accordance with Section 4.8;
(i)Seller will deliver to Buyer or otherwise make available the originals or copies of all of Seller’s books, Records, ledgers, disks, proprietary information and other data relating to the Assets and the Business and all other written or electronic depositories of information relating to the Assets and the Business, including any log-in information and passwords necessary to access such information (except for the Purchase Price);
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(j)Seller will deliver to Buyer a certificate (a “Tax Clearance Letter”) issued by the Tennessee Department of Revenue showing that there are no taxes due for the Seller or on any Assets used in the Business;
(k)Seller and each Selling Person will deliver to Buyer a properly completed Internal Revenue Service Form W-9;
(l)Seller will deliver to Buyer: (i) a copy of the letter sent by the Seller to the officer of Micro requesting the cancellation of the existing share certificates in the name of Seller; the issuance of a new certificate representing the Micro Shares in favor of Buyer; and the registration of Buyer in the shareholders’ ledger of Micro, in the form attached hereto as Exhibit F, and (ii) certificates representing the Micro Shares, free and clear of all Liens, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer along with any other documents or actions that are necessary to transfer to Buyer good and valid title to all such Micro Shares, including the registry of Buyer as new shareholder of Micro in the corresponding shareholders’ ledger;
(m)Seller will deliver to Buyer certificates representing the Shares, free and clear of all Liens, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer along with any other documents that are necessary to transfer to Buyer good and valid title to all such Arroyo IT Shares;
(n)Seller will deliver to Buyer certified true copies of: (i) a board resolution of Arroyo IT taking on record the transfer of Shares of Arroyo IT from the Seller to the Buyer; (ii) board resolution appointing the Buyer’s nominees as directors on the Board of Arroyo IT and taking on record the resignations tendered by all other officers and directors of Arroyo IT; and (iii) an updated register of members recording the Buyer as the owner of the Shares of Arroyo IT;
(o)Seller and Buyer will execute and deliver to each other an Employee Leasing Agreement, in the form attached hereto as Exhibit G; and
(p)Seller will deliver to Buyer (i) executed resignations of each of the officers and directors of the Subsidiaries, wherein they agree to resign their manager, director, and/or officer position(s) (as the case may be) of the Subsidiaries and they confirm that all salaries, pensions, bonuses, change in control or exit payments or similar contractual obligations of the Subsidiaries have been paid in full and settled prior to Closing;
(q)Seller will deliver to Buyer (i) Form DIR 12 filed by Arroyo IT to report the change in the board of directors; and (ii) Form DIR 11 filed by the resigning officers and directors of Arroyo IT reporting their resignation; and
(r)Seller will deliver to Buyer each of the following:
(i)a letter from a qualified chartered accountant, issued on reliance basis, in substantially the form and manner acceptable to Buyer and attached hereto as Exhibit H, certifying (A) the status of Proceedings against Seller under the Indian Income Tax Act, 1961; and (B) that the transfer of the Arroyo IT Shares from Seller to Buyer will not be held void under Section 281 of the Indian Income Tax Act, 1961;
(ii)a valuation report from a qualified chartered accountant issued on a reliance basis setting out the valuation of the Arroyo IT Shares under Sections 56(2)(x) and 50CA of the Indian Income Tax Act, 1961;
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(iii)a certified copy of Seller’s Indian permanent account number;
(iv)proof, reasonably satisfactory to Buyer, of the cost basis and date of acquisition of the Arroyo IT Shares held by Seller;
(v)such other information and documents, satisfactory to Buyer, required for purposes of India Forms 15CA and 15CB;
(vi)an opinion from a qualified chartered accountant issued on a reliance basis setting out the computation of India capital gain Tax owed by Seller in connection with the purchase and sale of the Arroyo IT Shares along with the calculation of the related India withholding Tax amount to be withheld by Buyer, in a form and manner acceptable to Buyer; and
(s)Seller will execute and deliver to Buyer such other assignments, releases, consents to assignment and other instruments of sale, conveyance, assignment, assumption and transfer satisfactory in form and in substance to Buyer as reasonably requested by Buyer in order to convey to Buyer all right, title and interest in and to the Assets in the manner provided for in this Agreement.
1.10Further Assurances. At or after the Closing, and without further consideration, (a) Seller will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order to fully convey and transfer the Assets to Buyer and to put Buyer in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising rights with respect thereto and (b) Buyer will execute and deliver to Seller such further instruments as Seller may reasonably request in order to effect Buyer’s assumption of the Assumed Liabilities from Seller.
1.11Allocation of Purchase Price. The Purchase Price (together with any applicable Assumed Liabilities and any other amounts treated as consideration for U.S. federal income Tax purposes) shall be allocated among the Assets in accordance with the methodology set forth in Exhibit I (the “Allocation Methodology”). Within ninety (90) days after the Adjusted Net Working Capital has become final and binding pursuant to Section 1.7, Buyer will deliver to the Seller a written allocation allocating the Purchase Price (together with any applicable Assumed Liabilities and any other amounts treated as consideration for U.S. federal income Tax purposes) among the Assets in accordance with the Allocation Methodology (the “Proposed Allocation”). If the Seller disagrees with the Proposed Allocation in good faith because it is not in accordance with the Allocation Methodology and provides written notice of such disagreement to the Buyer within fifteen (15) days after receipt of such Proposed Allocation, the Seller and Buyer will negotiate in good faith regarding any changes requested by the Seller. The Proposed Allocation, as adjusted by agreement between the Seller and Buyer to reflect any agreed changes requested by Seller, or, if no notice of the Seller’s disagreement is timely provided to the Buyer the Proposed Allocation, shall be the “Purchase Price Allocation”, and shall be binding upon the Buyer, the Seller and their respective Affiliates. The Buyer, the Seller and their Affiliates shall file all Tax Returns (including IRS Form 8594) consistently with the Purchase Price Allocation. If Buyer and Seller are unable to agree on changes to the Proposed Allocation that are timely requested by Seller, there shall not be a Purchase Price Allocation.
1.12Tax Withholding. Buyer and its representatives shall be entitled to deduct and withhold any and all Taxes from any and all amounts payable by Buyer pursuant to this Agreement (including any amounts paid as Earn-Out Payments) as Buyer determines in good faith that it is required to deduct or withhold under the Code or any provision of state, local or non-U.S. law. To the extent any amounts are so deducted or withheld, such amounts shall be
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treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
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ARTICLE II
Representations and Warranties of Seller
Seller hereby represents and warrants to Buyer as follows:
2.1    Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Tennessee. Micro is a simplified stock corporation duly incorporated, validly existing and in good standing under the laws of Colombia. Arroyo IT is a private limited company duly incorporated, validly existing and in good standing under the laws of India. Seller and its Subsidiaries (collectively, the “Acquired Companies”) have full power to own their respective properties and to conduct the Business as presently conducted. The Acquired Companies are duly authorized, qualified or licensed to do business and are in good standing in each state or other jurisdiction in which the Acquired Companies’ assets are located or in which the Business as presently conducted makes such qualification necessary. The Acquired Companies are required as a result of the Business to be qualified to do business as a foreign entity in the jurisdictions set forth in Schedule 2.1, and the Acquired Companies are so qualified in such jurisdictions. Set forth in Schedule 2.1 is a list of all assumed names under which the Acquired Companies operate the Business and all jurisdictions in which any of such assumed names is registered. There is no pending or, to the Knowledge of Seller, threatened Proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Acquired Companies. The Acquired Companies do not have and have never had any equity interest in any Person, other than the Subsidiaries, and do not own or hold the right to acquire any equity interest or any other security or interest in any other Person or have any obligation to make any investment in any Person.
2.2    Authority. Seller and the Selling Persons have all requisite power, authority and capacity to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Seller and the Selling Persons pursuant to this Agreement (collectively, the “Seller Documents”). The execution, delivery and performance by Seller and the Selling Persons of each Seller Document has been duly authorized by all necessary action on the part of Seller and the Selling Persons. This Agreement and the other Seller Documents have been duly executed and delivered by Seller and the Selling Persons. This Agreement and each of the other Seller Documents are legal, valid and binding agreements of Seller and the Selling Persons, enforceable against Seller and the Selling Persons in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). Schedule 2.2 sets forth the sole record and beneficial owners of each of the Acquired Companies, and no other Person owns any equity interest in the Acquired Companies or has the right to acquire an equity interest in the Acquired Companies.
2.3    Title to Assets.
(a)Set forth in Schedule 2.3(a) is a complete list of (i) the street address of all real property leased by the Acquired Companies and used in connection with the Business (the “Real Property”) and (ii) each other tangible asset of the Acquired Companies that is used in, generated by or associated with the Business. There are no vehicles owned or leased by the Acquired Companies and used in or associated with the Business. The Acquired Companies do not own any real property.
(b)The Assets, together with the Excluded Assets, and the assets of the Acquired Companies constitute all of the assets of the Acquired Companies that are used in or associated with the Business and constitute all assets necessary to carry on the Business as currently conducted.
(c)The Acquired Companies have good and marketable title to all of the assets they own, or purport to own, and a valid leasehold interest in all assets leased by the Acquired Companies, free and clear of any Liens other than Permitted Liens. The execution and delivery of the Seller Documents by Seller at the Closing will convey to and vest in Buyer good and marketable title to the Assets, free and clear of any Liens other than Permitted Liens, or in the case of leased assets, the execution and delivery of the Seller Documents by Seller at the Closing will convey to and vest in Buyer a valid leasehold interest, free and clear of any Liens other than Permitted Liens. The Assets, including any Assets held under leases or licenses: (i) are in good condition and repair, ordinary wear and tear excepted and (ii) are in good working order and have been properly and regularly maintained
(d)The Seller is the sole record and beneficial owner of, and has good and valid title to, free and clear of all Liens, all of the Shares. Upon sale of the Shares, registration of the transfer in the shareholders’ ledger and delivery of certificates therefor to Buyer hereunder, Buyer will acquire the entire legal and beneficial interest in such Shares, free and clear of any Lien and subject to no legal or equitable restrictions of any kind, except for such Liens and restrictions imposed by applicable securities Laws.
(e)To the extent applicable, the Real Property is zoned for a classification that permits the continued use of the Real Property in the manner currently used by the Acquired Companies. Improvements included in the Real Property were constructed in full compliance with, and remain in full compliance with, all applicable Laws, covenants, conditions and restrictions affecting the Real Property. To the extent applicable, final, unconditional certificates of occupancy have been issued for the improvements on the Real Property permitting the existing use of such improvements, true and complete copies of which have been provided to Buyer. There are no actions pending or, to the Knowledge of Seller, threatened that would alter the current zoning classification of the Real Property or alter any applicable Laws, covenants, conditions or restrictions that would adversely affect the use of the Real Property in the Business. The Acquired Companies have not received notice from any insurance company or Governmental Entity of any defects or inadequacies in the Real Property or the improvements thereon that would adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. No fact or condition exists or, to the Knowledge of Seller, is threatened that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property.
2.4    No Violation. Neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including the sale of the Assets to Buyer, will conflict with or result in the breach of any term or provision of, require consent or violate or constitute a default (or an event that with notice or lapse of time or both would constitute a breach or default) under, or result in the creation of any Lien on the Assets other than Permitted Liens pursuant to, or relieve any Person of any obligation to the Acquired Companies or the Selling Persons or give any Person the right to terminate or accelerate any obligation under, any (i) Organizational Document of the Acquired Companies or (ii) any contract, agreement, Permit or Law to which the Acquired Companies or the Selling Persons are a party or by which the Acquired Companies, the Selling Persons or any of the Assets or the Business are in any way bound or obligated.

2.5Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Acquired Companies or the Selling Persons in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement.
2.6Financial Information.
(a)Attached as Schedule 2.6 are true and complete copies of (i) the consolidated balance sheet of the Acquired Companies for the Acquired Companies’ 2022 and 2021 fiscal years and as of February 28, 2023 (the “Latest Balance Sheet”) and the related consolidated income statements of the Acquired Companies for the corresponding periods then ended, (ii) a detailed aging summary of the Accounts Receivable, aged by invoice date and customer (the “Aged A/R Report”), as of the date of the Latest Balance Sheet, (iii) a detailed report of the Acquired Companies’ prepaid expenses, including a description of each prepaid expense and the value assigned to each, as of the date of the Latest Balance Sheet, (iv) a detailed report of the Acquired Companies’ fixed assets, including a description of each fixed asset and the value assigned to each, as of the date of the Latest Balance Sheet, (v) a detailed aging summary of the Acquired Companies’ accounts payable, aged by due date (the “Aged A/P Report”), as of the date of the Latest Balance Sheet, (vi) a detailed report of the Acquired Companies’ accrued incentives and bonuses, including a description of each accrued incentive and bonus and the value assigned to each, as of the date of the Latest Balance Sheet, (vii) a detailed report of the Acquired Companies’ accrued payroll, as of the date of the Latest Balance Sheet (collectively, items (i) – (vii) above, the “Financial Information”). The Financial Information presents fairly in all material respects the financial condition of the Business as a whole (or in the case of clauses (ii) through (vii), the items specified therein) at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with GAAP. The Financial Information does not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Information has been prepared from the books and Records of the Acquired Companies, which accurately and fairly reflect in all material respects the transactions of, acquisitions and dispositions of assets by and incurrence of Liabilities by the Business.
(b)The Acquired Companies do not have any Liabilities of or relating to the Business except for: (i) Liabilities reflected on the Latest Balance Sheet; (ii) current Liabilities incurred in the ordinary course of business, consistent with past practice, after the date of the Latest Balance Sheet; and (iii) ordinary course performance obligations under agreements entered into by the Acquired Companies in the ordinary course of business, consistent with past practice, (including the Business Contracts), which Liabilities in the case of (ii) and (iii) above are not required by GAAP to be reflected in the Latest Balance Sheet.
(c)All Accounts Receivable that are reflected in the Financial Information represent valid obligations arising from services actually performed by the Acquired Companies or on their behalf in the ordinary course of the Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are current and collectible net of any respective reserves shown in the Financial Information, which reserves are adequate and calculated consistent with past practice in the ordinary course of the Business. Each of such Accounts Receivable either has been or will be collected in full, net of such respective reserves, without any setoff, within 120 days after the Closing Date.

2.7Absence of Certain Changes. Since January 1, 2021 and through the Closing Date, the Acquired Companies have operated the Business in the ordinary course of business, consistent with past practice, and there has not been:
(a)any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, Assets or Liabilities of the Business or with respect to the manner in which the Acquired Companies conduct the Business;
(b)any change by the Acquired Companies in their accounting methods, principles or practices relating to the Business;
(c)the termination of employment (whether voluntary or involuntary) of any officer or key employee of the Acquired Companies employed in the Business or the termination of employment (whether voluntary of involuntary) of employees of the Acquired Companies employed in the Business in excess of historical attrition in non-executive personnel;
(d)any waiver by the Acquired Companies of any material rights related to the Business or the Assets;
(e)any other transaction, agreement or commitment entered into or affecting the Business or the Assets that obligates the Acquired Companies to make acquisitions, dividends or repurchases, bonuses, material increases in compensation, capital expenditures or borrowings outside amounts approved in the Acquired Companies’ budgets, except in each case in the ordinary course of business and consistent with past practice;
(f)any declaration, setting aside or payment of any dividends or distributions in respect of any equity interests of the Acquired Companies, or any redemption, purchase or other acquisition by the Acquired Companies of any of their respective equity interests;
(g)any issuance, sale or disposition by the Acquired Companies of, or agreement by the Acquired Companies to issue, sell or dispose of, any equity interest in the Acquired Companies, or any instrument or other agreement convertible or exchangeable for any equity interest in the Acquired Companies; or
(h)made, changed or revoked any material Tax election, filed any amended Tax Return, changed any method of accounting for Tax purposes, settled or compromised any audit or other proceeding relating to Tax, entered into any closing or similar agreement with any Governmental Entity, waived or extend the statute of limitations period for the assessment, collection or payment of any Tax, surrendered any right to claim a Tax refund or credit, or submitted an application for or entered into any voluntary disclosure agreement; or
(i)any agreement or understanding to do or resulting in any of the foregoing.
2.8Taxes.
(a)All Tax Returns required to be filed by or with respect to an Acquired Company have been timely filed. All such Tax Returns are true,

correct and complete in all material respects and have been prepared in compliance with all applicable laws. All Taxes (whether or not shown on any Tax Return) that are due and payable by or with respect to any Acquired Company, or relating to the Assets or the Business, including instalments and payments of estimated Taxes, have been timely paid.
(b)No Acquired Company is currently the beneficiary of any extension of time with which to file any Tax Return.
(c)No Tax deficiency has been proposed or assessed against or with respect to an Acquired Company or the Assets or the Business, and no Acquired Company has executed any waiver or extension of any statute of limitations with respect to the assessment, collection or payment of any Tax. No Tax audit, action, suit, Proceeding, investigation or claim is now pending or, to the Knowledge of Seller or Selling Persons, threatened against any Acquired Company or with respect to the Assets or Business.
(d)No claim has ever been made by a taxing authority or other Governmental Entity in a jurisdiction in which an Acquired Company does not file a particular Tax Return or pay a particular Tax that indicates that such Acquired Company is or may be required to file such Tax Return or pay such Tax, and, to the Knowledge of Seller, there is no basis for any such claim. No Acquired Company is subject to Tax in any country other than its place of organization by virtue of (i) having a permanent establishment or other fixed place of business or (ii) having a source of income in that country.
(e)Each Acquired Company has timely withheld or collected the full amount of any and all Taxes required to be withheld or collected by it, has timely paid the same to the proper Governmental Entity in accordance with applicable Law, and complied with all related information reporting, document collection and recordkeeping requirements.
(f)There are no Liens for unpaid Taxes on the Assets or Business other than Liens for Taxes not yet due and payable, and no claim for unpaid Taxes has been made by any Tax authority that could give rise to any such Lien.
(g)No Acquired Company (nor Buyer with respect to its ownership of the Shares) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received, or deferred revenue accrued, on or prior to the Closing Date; or (vi) application of Section 951 or 951A of the Code to transactions or events occurring on or prior to the Closing Date.
(h)No Acquired Company is party to or bound by any Tax allocation, Tax sharing, Tax indemnification or similar agreement. No Acquired Company (i) is now nor has it ever been a member of an affiliated (or similar) group filing an affiliated, combined, consolidated, unitary or similar Tax Return that includes more than one legal entity, and (ii) has any Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of law), as a transferee or successor or otherwise by operation of law.
(i)No Acquired Company has participated in any “reportable transaction,” as that term is defined in Code Section 6707A(c) and Treasury Regulations Section 1.6011-4(b).
(j)Except for the Shares, none of the Assets includes any: (i) stock in a corporation (as that term is defined in Code Section 7701(a)(3) and related Treasury Regulations), or interests in an entity treated as a corporation for U.S. federal income tax purposes; (ii) interests in a partnership (as that term is defined in Code Section 7701(a)(2) and related Treasury Regulations) or an entity treated as a partnership for U.S. federal income tax purposes; or (iii) interests in an entity disregarded as an entity for U.S. federal income tax purposes separate from its owners. No election has been filed under Section 761(a) of the Code with respect to any of the Assets. None of the Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or subject to a safe harbor lease pursuant to the former Section 168(f)(8) of the Internal Revenue Code of 1954.
(k)None of the Assumed Liabilities includes: (i) an obligation to make a payment that is not deductible under Section 280G of the Code; (ii) an obligation to make a payment to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes; (iii) an obligation under any record retention, transfer pricing, closing or other agreement or arrangement with any Governmental Entity that will survive the Closing or impose any Liability on Buyer after the Closing; (iv) an obligation under any and all agreements, contracts, arrangements and plans to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code or any additional Tax under Section 409A of the Code that is imposed on such Person or any other Person; or (v) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign Law).
(l)The unpaid Taxes of the Acquired Companies (A) did not, as of the Latest Balance Sheet, exceed the reserve for Tax Liability (rather than a reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in the notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns.
(m)There are no Taxes of the Seller or Selling Persons for which Buyer may become liable as a result of the transactions contemplated by this Agreement.
(n)Each Acquired Company has timely and properly complied with all applicable abandoned or unclaimed property, escheat or similar laws.

(o)Each Acquired Company has complied with all laws applicable to transfer pricing or transactions between related parties or parties under common control, including all related documentation and record retention requirements.
(p)For U.S. federal income Tax purposes, the Subsidiaries are treated as “controlled foreign corporations” as such term is defined in Code section 957(a).
(q)Each Subsidiary is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order that is not generally available to Persons in circumstances similar to that of the holder of the grant (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
(r)Neither the Acquired Companies nor any of their respective Affiliates have applied for or received any relief from Taxes under the CARES Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster (dated August 8, 2020), or any other Law arising out of or in response to COVID-19, including claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.
2.9Proceedings. There are currently no pending or, to the Knowledge of Seller, threatened Proceedings by any Person against the Acquired Companies or any executive officer, legal representative or director (or equivalent) of the Acquired Companies in their capacities as such, relating to or concerning the Business or to which any of the Assets may be subject. The Acquired Companies are not subject to or bound by any currently existing judgment, order, writ, injunction or decree that relates to the Business or the Assets.
2.10Compliance with Laws. The Acquired Companies are currently complying with, and have at all times complied with, each applicable statute, law (including common law), ordinance, decree, order, rule or regulation of any Governmental Entity, including all federal, state, local and foreign laws relating to zoning and land use, occupational health and safety, employment, immigration and labor matters and all rules and regulations relating thereto (collectively, “Laws”).
2.11Permits. The Acquired Companies own or possess from each appropriate Governmental Entity all right, title and interest in and to all Permits issued by any Governmental Entity necessary to conduct the Business. Each Permit is described in Schedule 2.11 and is included within the Assets and is fully transferable to Buyer without any material modification or payment. No loss or expiration of any such Permit is pending or, to the Knowledge of Seller, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof and that may be renewed in the ordinary course of business without lapsing.
2.12Employee Matters.
(a)Schedule 2.12(a) sets forth a true and complete list of all employees of the Acquired Companies by entity (the “Staff Employees”), including the name, title or job description, compensation and benefits for each Staff Employee. No Staff Employee maintains H-1B nonimmigrant status as of the date hereof.

(b)Schedule 2.12(b) sets forth a true and complete list of all temporary personnel of the Acquired Companies by entity (the “Temporary Personnel), including the name, pay rate, bill rate and customer assignment for each Temporary Personnel. Other than as set forth on Schedule 2.12(b) no employee of the Acquired Companies maintains H-1B nonimmigrant status as of the date hereof.
(c)Schedule 2.12(c) sets forth a true and complete list of all billable staffing independent contractors used or engaged by the Acquired Companies by entity in connection with the Business (the “Billable Staffing Independent Contractors”), including the name, pay rate, bill rate and customer assignment for each Billable Staffing Independent Contractor. The Billable Staffing Independent Contractors are not, and have never been, “employees” of the Acquired Companies under applicable Laws.
(d)The Acquired Companies maintain for each Staff Employee, Temporary Personnel and Billable Staffing Independent Contractor all forms, Records, and other documents required by federal, state and local Law, including Laws relating to immigration, workers’ compensation, Taxes, withholding, earned income credit, unemployment compensation and wage and hour compliance. The Acquired Companies have performed with respect to each Staff Employee, Temporary Personnel and Billable Staffing Independent Contractor such investigations, background checks, reviews and other inquiries as required by Law and as are consistent with those performed by other companies engaged in the Business.
(e)The Acquired Companies do not have any collective bargaining, union or labor agreements, contracts or other arrangements with any group of Staff Employees, Temporary Personnel or Billable Staffing Independent Contractors, labor union or employee representative and there is no organizational effort currently being made or, to the Knowledge of Seller, threatened by or on behalf of any labor union with respect to the Staff Employees, Temporary Personnel or Billable Staffing Independent Contractors. The Acquired Companies have not experienced, and, to the Knowledge of Seller, there is no basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business. The Acquired Companies have no plan or commitment, whether legally binding or not, to increase the compensation payable or to become payable to directors, managers, officers or Staff Employees, Temporary Personnel or Billable Staffing Independent Contractors.
(f)The Acquired Companies are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent that they relate to the Staff Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, unemployment insurance, withholdings, deductions and social security contributions. All individuals characterized and treated by the Acquired Companies as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws.

2.13Employee Benefit Plans.
(a)Set forth in Schedule 2.13(a) is a complete and correct list of all “Employee Benefit Plans.” The term “Employee Benefit Plans” means any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and any other, bonus, incentive compensation, deferred compensation, profit sharing, stock purchase, severance, retirement, health, life, accidental death and dismemberment, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, phantom stock, performance share, supplemental unemployment, layoff, consulting, or fringe benefit plan, agreement, policy, or arrangement (whether written or oral, qualified or nonqualified, currently effective or terminated, funded or unfunded), sponsored, maintained, contributed to or required to be contributed to by the Acquired Companies for the benefit of any current or former employee or other service provider of the Acquired Companies in connection with the Business, or any dependent or beneficiary thereof. No Employee Benefit Plan is maintained outside the jurisdiction of the United States or covers any individual residing or working outside the United States.
(b)Seller has provided to Buyer a true and complete copy of (i) each Employee Benefit Plan, including all amendments thereto and all written interpretations thereof, and (ii) the most recent summary plan description and any summaries of material modifications made thereto. No Employee Benefit Plan provides any Billable Staffing Independent Contractor with any of the benefits described in Section 2.13(a). Except as set forth in Schedule 2.13(a), the Acquired Companies have no formal plan or commitment, whether legally binding or not, to create any new Employee Benefit Plan or change any existing Employee Benefit Plan that would affect any Staff Employee, Temporary Personnel or Billable Staffing Independent Contractor or any dependent or beneficiary thereof. Seller has provided Buyer all documentation and other information related to the Employee Benefit Plans that has been requested by Buyer.
(c)None of the Employee Benefit Plans are, and the Acquired Companies have never sponsored, maintained, contributed to or been required to contribute to: (i) a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA; (ii) a “multiemployer welfare arrangement” as defined in Section 3(40) of ERISA; (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA and to which the Acquired Companies or any entity within the same “controlled group” as the Acquired Companies within the meaning of Section 4001(a)(14) of ERISA contribute or have an obligation to contribute or (iv) a plan subject to Title IV of ERISA.
(d)Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan.

(e)Each Employee Benefit Plan is now and has been operated in compliance with its terms and with all applicable Laws including, without limitation, the Code, ERISA, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”), the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state Law (“COBRA”), the Patient Protection and Affordable Care Act, the regulations and authorities published thereunder. The Acquired Companies have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and no party is in default or otherwise in violation of, any Employee Benefit Plan. All contributions, distributions, premiums, and other payments required to have been made under or with respect to any of the Employee Benefits Plans or with respect to any plan sponsored by a Governmental Entity or by applicable Law have been timely made, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing that are not yet due have been made or properly accrued.
(f)There is no pending or, to Knowledge of Seller, threatened Proceeding relating to an Employee Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the four years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.
(g)No Employee Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason other than as required under COBRA the entire cost of which is payable by the individual. Schedule 2.13(g) sets forth, on a de-identified basis in compliance with HIPAA, each current or former Staff Employee or Temporary Personnel (or dependent or beneficiary thereof) who is receiving continuation coverage under COBRA as of the date hereof and specifies what level of coverage such individual currently has under COBRA.
(h)Neither the execution of this Agreement nor any of the transactions contemplated by this agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any Staff Employee to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any Staff Employee; (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
2.14Business Contracts.
(a)Schedule 2.14(a) lists each agreement (whether written or oral and including all amendments and supplements thereto) relating to the Business to which the Acquired Companies are a party or beneficiary or by which the Acquired Companies (in respect of the Business) or any of the Assets are bound or otherwise obligated with respect to providing staffing services, including all customer contracts, purchase orders and statements of work (collectively, the “Customer Contracts”). Each Customer Contract represents the entire agreement between the Acquired Companies and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Customer Contract will continue to be binding in accordance with its terms following the Closing Date, and the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Customer Contract (with or without the lapse of time or giving of notice, or both).
(b)Schedule 2.14(b) lists each agreement (whether written or oral and including all amendments and supplements thereto) relating to the Business to which the Acquired Companies are a party or beneficiary or by which the Acquired Companies (in respect of the Business) or any of the Assets is bound or otherwise obligated relating to the Temporary Personnel (collectively, the “Temporary Personnel Contracts”). Each Temporary Personnel Contract represents the entire agreement between the Acquired Companies and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Temporary Personnel Contract will continue to be binding in accordance with its terms following the Closing Date and the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Temporary Personnel Contract (with or without the lapse of time or giving of notice, or both).
(c)Schedule 2.14(c) lists each agreement (whether written or oral and including all amendments and supplements thereto) relating to the Business to which the Acquired Companies are a party or beneficiary or by which the Acquired Companies (in respect of the Business) or any of the Assets is bound or otherwise obligated relating to the Billable Staffing Independent Contractors (collectively, the “Billable Staffing Independent Contractor Contracts”). Each Billable Staffing Independent Contractor Contract represents the entire agreement between the Acquired Companies and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Billable Staffing Independent Contractor Contract will continue to be binding in accordance with its terms following the Closing Date and the closing of the transactions contemplated hereby the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Billable Staffing Independent Contractor Contract (with or without the lapse of time or giving of notice, or both).
(d)Schedule 2.14(d) lists the following agreements (whether written or oral and including all amendments and supplements thereto) relating to the Business to which the Acquired Companies are a party or beneficiary or by which the Acquired Companies (in respect of the Business) or any of the Assets are bound or otherwise obligated, which is not listed in Schedules 2.14(a), (b) and (c) (collectively with the agreements and policies listed in Schedules 2.14(a), (b) and (c) the “Business Contracts”): (i) real estate leases; (ii) agreements evidencing, securing or otherwise relating to any Indebtedness for which the Acquired Companies are, directly or indirectly, liable; (iii) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other Assets; (iv) agreements pursuant to which the Acquired Companies are entitled or obligated to either acquire any assets from, or sell any assets to, a third Person; (v) insurance policies; (vi) employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; and (vii) agreements with or for the benefit of the Selling Persons, or any director, manager, officer or employee of the Acquired Companies employed in the Business, or any Affiliate or immediate family member thereof.
(e)Seller has delivered to Buyer a true, correct and complete copy of each written Business Contract and a written, detailed summary of each material term of each oral Business Contract. Each Business Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). The Acquired Companies have performed all of their respective obligations under each Business Contract, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of the Acquired Companies or, to the Knowledge of Seller, on the part of any other Person under any Business Contract. There has been no termination or notice of default or, to the Knowledge of Seller, any threatened termination under any Business Contract. To the Knowledge of Seller, no party to any Business Contract intends to alter its relationship with the Business as a result of or in connection with the acquisition contemplated by this Agreement.
2.15Customers. Set forth on Schedule 2.15 is a complete list of all customers of the Acquired Companies for whom the Acquired Companies have performed services since the beginning of the Acquired Companies’ 2021 fiscal years (the “Customers”), which list indicates the amount of revenues attributable to each such Customer, during the Acquired Companies’ 2021 fiscal years, 2022 fiscal years, and during the 2023 interim period ended on the date of the Latest Balance Sheet. None of the Customers has notified the Acquired Companies of any intention or, to the Knowledge of Seller, threatened to terminate or materially alter its relationship with the Acquired Companies, and to the Knowledge of Seller, there is no reason the acquisition of the Business by Buyer would likely terminate or materially alter such relationships. There has been no material change in pricing or pricing structure (other than changes in the ordinary course of business, consistent with past practice) with any Customer, there has been no material reduction in the level of purchases of services by any Customer (except as already reflected in the amount of revenues set forth in Schedule 2.15) and there has been no material dispute with a Customer, in each case since the beginning of the Acquired Companies’ 2021 fiscal years.
2.16Warranties. The Acquired Companies have committed no act, and there has been no omission by the Acquired Companies, that would reasonably be expected to give rise to any Liability for breach of warranty (whether covered by insurance or not) on the part of the Acquired Companies, with respect to services rendered prior to or on the Closing Date.
2.17Intellectual Property Rights. Set forth on Schedule 2.17 is a complete list of all Intellectual Property. The Acquired Companies have the right to use all Intellectual Property used by the Acquired Companies or necessary in connection with the operation of the Business without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and the Acquired Companies are not obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. All Intellectual Property included within the Assets is fully transferable to Buyer without any material modification or payment. No other Person is infringing the rights of the Acquired Companies in any of their respective Intellectual Property. The Acquired Companies have, and at Closing Buyer will receive, the right to use the name “Arroyo Consulting”, “Arroyo IT”, and “Micro Talent” including derivations thereof, and all trade names, domain names, email addresses and logos used by the Acquired Companies in connection with the Business.
2.18Environmental Matters. The Acquired Companies have conducted the Business in compliance with all applicable Environmental Laws, including without limitation by having all Permits required under any applicable Environmental Law in connection with any aspect of the operation of the Business. The Acquired Companies have not received any written notices, demand letters or requests for information from any Governmental Entity or other Person indicating that the Acquired Companies may be in violation of, or liable under, any Environmental Law in connection with the Business or relating to any of the Assets. No Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law on, to or from any Real Property or as a result of any activity of the Acquired Companies in the operation of the Business or otherwise, and no Person or property has been exposed to Hazardous Substances in violation of any applicable Environmental Law in connection with the operation of the Business. Neither the Acquired Companies, in connection with the Business, nor any of the Assets are subject to any Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law. The Acquired Companies have satisfied and are currently in compliance with all financial responsibility requirements, if any, applicable to the operation of the Business and imposed by any Governmental Entity under any Environmental Laws.
2.19Competing Interests. Except as set forth in Schedule 2.19, neither the Selling Persons, nor any director, manager, officer or management-level employee of the Acquired Companies, nor any Affiliate of the Selling Persons (each, a “Related Party”): (a)  owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of the Acquired Companies (in respect of the Business) or that otherwise has material business dealings with the Acquired Companies (in respect of the Business); or (b) is a party to, or otherwise has any direct or indirect interest opposed to the Acquired Companies under, any Business Contract or other business relationship or arrangement.
2.20No Brokers. The Acquired Companies and the Selling Persons have not incurred, nor will they incur, any Liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.
2.21PPP Loans. None of the Acquired Companies has incurred any loan, directly or indirectly, pursuant to the Paycheck Protection Program, established by the Coronavirus Aid, Relief, and Economic Security (CARES) Act, as amended or supplemented from time to time by interim rules, policy statements, FAQs or otherwise, or any other lending program authorized by the CARES Act and administered by the Small Business Administration.
2.22Compliance with Anti-Corruption Laws.
(a)Neither the Acquired Companies, nor to Seller’s Knowledge its officers, directors, employees, agents, and anyone acting on its or their behalf, has at any time: (i) violated, or engaged in any activity, practice or conduct which would violate, any Anti-Corruption Law; (ii) used corporate funds or assets for any unlawful contribution, gift, entertainment, or other unlawful expense, or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (iii) directly or indirectly offered, promised, paid, given, or authorized the payment or giving of money or anything else of value to any Government Official or other Person while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, promised, or given, directly or indirectly, to a Government Official or another Person for the purpose of: (A) influencing any act or decision of such Government Official or such Person in their official capacity, including a decision to do or omit to do any act in violation of their lawful duties or proper performance of functions; or (B) inducing such Government Official or such Person to use their influence or position with any Government Entity or other Person to influence any act or decision in order to obtain or retain business for, direct business to, or secure an improper advantage for, the Acquired Companies.
(b)Acquired Companies have at all times maintained accounting and financial controls adequate to ensure that: (i) all payments and activities have been accurately recorded in such Acquired Company’s books, records, and accounts; (ii) there have been no false, inaccurate, misleading, or incomplete entries made in such Acquired Company’s books, records, and accounts; and (iii) such Acquired Company has not established or maintained any secret or unrecorded funds or accounts. The books, records, and accounts of the Acquired Companies accurately reflect in reasonable detail the character and amount of all transactions, and no such Acquired Company has had or maintained any bank or other financial account that is not or was not accurately disclosed in such Acquired Company’s books, records, and accounts.
(c)The Acquired Companies have adopted and maintain adequate policies, procedures and controls to ensure that the Acquired Companies have complied and are in compliance with all Anti-Corruption Laws. A copy of the Acquired Companies’ anti-corruption policies has been provided to Buyer.
(d)None of the Acquired Companies is or has been the subject of any investigation, inquiry, or enforcement proceeding by any Governmental Entity or any customer regarding any violation or alleged violation of any Anti-Corruption Law, and no such investigation, inquiry or proceeding has been threatened or is pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.
2.23Insurance. The Acquired Companies maintain insurance covering their respective properties, operations, personnel and businesses against such losses and risks as are (i) reasonably adequate to protect them and its businesses, and (ii) customary in all material respects for those engaged in a similar business. The Acquired Companies have not received notice from any insurer or agent of such insurer that any coverage will be terminated, specially rated or not renewed, or that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.
2.24Bank Accounts and Powers of Attorney. Set forth in Schedule 2.24 is a complete list of (a) each bank, trust company and stock or other broker with which the Acquired Companies have an account, credit line or safe deposit box of vault, or otherwise maintains a relationship (collectively, “Bank Accounts”), (b) all Persons authorized to draw on, or to have access to, each of the Bank Accounts, and (c) all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of the Acquired Companies.

2.25Organizational Documents; Books and Records. Seller has delivered to Buyer true, correct and complete copies of the Organization Documents of the Acquired Companies (each as currently in effect), and true, correct and complete copies of the minute books and equity record books of the Acquired Companies. Such records include minutes or consents reflecting all actions taken by the directors and/or managers (including any committees) and equity holders of the Acquired Companies, and no other action has been taken, for which minutes or other evidence of action have not been prepared and are not contained in such minute books.
2.26IT Systems; Privacy.
(a)The IT Systems of the Acquired Companies operate and perform in all material respects as is necessary for the Business as currently conducted, and do not contain any material faults, viruses or hardware components designed to permit unauthorized access to or to disable or otherwise harm any computer systems or software. To the Knowledge of the Seller, (i) there has been no material failure of such IT Systems in the past two years, (ii) there have been no unauthorized intrusions, access to or breaches of such IT Systems. The Acquired Companies have in place adequate security controls and disaster recovery plans and procedures for such IT Systems. Such IT Systems, including the internet websites and mobile applications provided to the customers of the Acquired Companies, to the Knowledge of the Seller are (i) fully functional and operate and run in a reasonable and efficient business manner, and (ii) sufficient for the current needs of the Business including as to capacity and ability to meet current peak volumes in a timely manner.
(b)The Acquired Companies have a privacy policy (the “Company Privacy Policy”) regarding the collection and use of Personal Information, a true, correct and complete copy of which has been provided to Buyer prior to the date hereof. The Acquired Companies have complied in all material respects with (i) all applicable Privacy Laws, including the California Consumer Privacy Act (“CCPA”), (ii) the Company Privacy Policy, and (iii) all of the Acquired Companies’ contractual obligations with respect to Personal Information. The execution, delivery and performance of the transactions contemplated by this Agreement do not violate the Company Privacy Policy as it currently exists and, upon Closing, Buyer’s use of the Personal Information in the manner in which the Acquired Companies use the Personal Information immediately prior to Closing will not violate any Privacy Laws. The Acquired Companies do not sell or have not sold (for monetary or other consideration) Personal Information.
(c)Acquired Companies have commercially reasonable security measures in place designed to protect Personal Information stored in its IT Systems from loss, theft, misuse or unauthorized access, acquisition, interruption, alteration, modification, use, destruction, disclosure or other Processing, or any other compromise of confidentiality, integrity, or availability of Personal Information (any such incident, a “Security Incident”). To the Knowledge of the Seller, there have not been any Security Incidents or claims related to Security Incidents and there are no information security or other vulnerabilities that are reasonably likely to cause a Security Incident. No Proceeding is pending or, to the Knowledge of the Seller, threatened against the Acquired Companies relating to the collection, use, Processing or storage of Personal Information.

(d)The data inventory/record of Processing activities of Personal Information collected by the Acquired Companies provided to Buyer is true, correct and complete, including with respect to the third parties with whom the Acquired Companies may share, disclose or otherwise make available the Personal Information collected by the Acquired Companies and any such Personal Information has been duly registered before any applicable Governmental Entity. All Personal Information collected by the Acquired Companies is an asset that will be transferred as part of the transactions contemplated this Agreement, as contemplated by section 1798.140(t)(2)(D) of the CCPA.
2.27Colombian Foreign Exchange Operations. Micro and Seller have duly conducted all foreign exchange operations in all respects as required by all applicable Laws in Colombia and have completed and submitted all the required forms, filings registration, substitution or cancelation procedures before the corresponding Governmental Entities, including but not limited to, foreign indebtedness, imports and exports, clearance account (cuenta de compensación), foreign investments, grant of any collateral of a foreign indebtedness, or any other foreign exchange operation that must be channeled through the foreign exchange market.
2.28India.
(a)The Seller has not been adjudicated insolvent.
(b)There are no Proceedings or written claims or written demands relating to Taxes for the purposes of Section 281 of the Indian Income Tax Act, 1961 pending against the Seller or Arroyo IT that would impact the transfer of the Arroyo IT Shares or render the transfer of the Arroyo IT Shares as contemplated under this Agreement void under Section 281 of the Indian Income Tax Act 1961.
(c)The Seller holds the Arroyo IT Shares as long-term capital assets and any gains from sale of such Shares held by it are in nature of long-term capital gains under the Indian Income Tax Act, 1961.
(d)Arroyo IT has not entered into or been a party to any transactions, schemes, or arrangements that were entered without commercial or business purpose with view to avoiding any actual or potential Liability to Tax.
(e)The Tax, if any, required to be paid in India at the time of issuance of Arroyo IT Shares to the Seller or at the time of purchase of the Arroyo IT Shares by the Seller, has been paid in accordance with the provisions of applicable law of India.
(f)The Seller is a non-resident in India, does not have a place of effective management in India under Section 6 of the Indian Income Tax Act, 1961 and will continue to qualify as a non-resident for the entire financial year in which the Closing occurs.
(g)The Seller qualifies as a Person resident of United States and it does not have a permanent establishment or other taxable presence in India.
(h)As of the Closing Date, all documents and information required to be provided by the Seller for the purpose of withholding Taxes, obtaining a letter from a qualified chartered accountant for the purposes of Section 281 of the Indian Income Tax Act, 1961, for the purpose of filing Forms 15CA and 15CB and obtaining valuation report setting out the valuation of the Arroyo IT Shares under Section 56(2)(x) of the Indian Income Tax Act, 1961 read with Rule 11UA of the Indian Income tax Rules, 1962 is duly provided and are true, correct and not misleading and do not omit any information which would make such information or documents misleading or inaccurate in any respect.
2.29No Misrepresentations. The representations, warranties and statements made by Seller and the Selling Persons in or pursuant to this Agreement are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading. Seller and the Selling Persons have disclosed to Buyer all facts and information material to the proposed purchase of the Assets and the Business hereunder that is known to Seller and the Selling Persons.
ARTICLE III
Representations and Warranties of Buyer
Buyer represents and warrants to Seller as follows:
3.1Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
3.2Authority. Buyer has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Buyer pursuant to this Agreement (collectively, the “Buyer Documents”). The execution, delivery and performance by Buyer of each Buyer Document has been duly authorized by all necessary action on the part of Buyer. This Agreement and the other Buyer Documents have been duly executed and delivered by Buyer. This Agreement and each of the other Buyer Documents are legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).
3.3No Violation. The execution, delivery and performance of this Agreement and the other Buyer Documents by Buyer will not conflict with or result in the breach of any term of, or violate or constitute a default (or an event that with notice or lapse of time or both would constitute a breach of default) under (i) any Organizational Document of Buyer or (ii) under any material agreement, order or Law to which Buyer is a party or by which Buyer is in any way bound or obligated that will prevent Buyer from consummating the transactions contemplated by this Agreement.
3.4Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of Buyer in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement.
3.5No Brokers. Buyer has not incurred, nor will it incur, any Liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV
Covenants and Agreements
4.1Assistance with Permits and Filings. Each Party will furnish the other Parties with all information concerning such Party that is required for inclusion in any application or filing made by the requesting Party to or with any Governmental Entity in connection with the transactions contemplated by this Agreement. Seller will use commercially reasonable efforts to assist Buyer in obtaining any Permits, or any consents to assignment related thereto, that Buyer will require in connection with the continued operation of the Assets and the Business after the Closing.
4.2Transaction Costs. Except as otherwise expressly provided in this Agreement, Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Seller will pay all transaction costs and expenses (including legal, accounting and other professional fees) that Seller or the Selling Persons incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.
4.3Employee Matters.
(a)Effective as of the day immediately following the termination date of the Employee Leasing Agreement (the “Employee Transfer Date”), Buyer may offer employment to the Staff Employees listed on Schedule 4.3. A Staff Employee of the Business to whom an offer of employment is made by Buyer and who accepts such offer shall become a staff employee of Buyer on the day such person reports, if at all, to work for Buyer (such a staff employee is hereinafter referred to as a “Transferred Staff Employee”). For twelve months following the Employee Transfer Date, each Transferred Staff Employee will be eligible to participate in Buyer’s employee benefit plans on substantially similar terms as Buyer’s other similarly situated staff employees; provided, however, that Buyer shall have full discretion to establish the titles, duties and responsibilities, wages, hours and other terms and conditions of employment for all Transferred Staff Employees. Seller and Buyer agree that the alternative procedure described in Section 5 of Revenue Procedure 2004-53, 2004-2 CB 320, will apply to the Transferred Staff Employees. Seller and Buyer will reasonably cooperate and provide such information and documentation as each of them may reasonably request of the other to implement the alternative procedure for the Transferred Staff Employees.
(b)Seller will be responsible for providing continuation coverage as required by Section 4980B of the Code or similar requirements of state Law (“COBRA Continuation Coverage”) for all Transferred Staff Employees, Staff Employees, former Staff Employees, any current or former Temporary Personnel (to the extent applicable), and their dependents where the qualifying event as defined in Section 4980B of the Code (the “Qualifying Event”) occurs on or before the Employee Transfer Date. Buyer will be responsible for COBRA Continuation Coverage only for all Transferred Staff Employees and their respective dependents where the Qualifying Event occurs after the Employee Transfer Date. Except as provided above in this Section 4.3, from and after the Employee Transfer Date, Buyer (or any legal successor) will have sole discretion over the promotion, retention or termination of the Transferred Staff Employees.
(c)Buyer shall not be obligated to recognize a Transferred Staff Employee’s service with Seller for the purpose of accruing or vesting in any benefit under any Buyer employee benefit plan but shall recognize such service for the purpose of computing entitlement to vacations and sick pay, if any, under any Buyer paid time off plan, to the extent permitted under applicable Law. Notwithstanding the foregoing, any vacation benefits payable upon a Transferred Staff Employee’s termination of employment will be based on the Transferred Staff Employee’s actual years of service with Buyer from and after the Employee Transfer Date. Buyer and Seller agree that any and all Liabilities with respect to accrued vacation benefits arising under applicable Law as a result of the transactions contemplated hereby shall be retained by Seller and shall be paid and discharged in full by Seller when and if due (“Longevity Benefits”). To the extent Seller is obligated to pay Longevity Benefits to Transferred Staff Employees, Buyer and Seller shall cooperate in good faith in the payment and discharge of such Longevity Benefits in full when and if due. If such payment is more conveniently processed through Buyer’s payroll, Buyer shall pay Longevity Benefits of Transferred Staff Employees and Seller shall promptly reimburse Buyer for any payment of Longevity Benefits made by Buyer.
(d)This Section 4.3 is an agreement solely between Seller and Buyer. Nothing in Section 4.3, whether express or implied, shall be considered to be a contract between Seller or Buyer and any other Person, or shall confer upon any Staff Employee or Temporary Personnel, any staff employee of Buyer, any Transferred Staff Employee or any other Person, any rights or remedies that such Person did not already have, including (i) any right to employment or recall, (ii) any right to continued employment of any specified Person, or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever.
(e)The Parties hereby acknowledge that for purposes of this Section 4.3 only, the term “Buyer” shall also be deemed to include B G Staff Services Inc.
4.4Transfer Taxes. Seller shall pay and be responsible for any sales, use, excise, transfer, recording, stamp, conveyance, value added, or similar Taxes resulting from the consummation of the transactions contemplated by this Agreement, including any stamp duties relating to the Indian Subsidiary Purchase Agreement, transfer of the Arroyo IT Shares, (“Transfer Taxes”), and shall indemnify and hold Buyer and its Affiliates harmless for any such Transfer Taxes. Buyer and Seller shall use commercially reasonable efforts to minimize any such Transfer Taxes. The Party required by law to file a Tax Return with respect to any Transfer Tax shall file such Tax Return, and the other Parties shall cooperate with the filing Party and provide such information as is reasonably necessary for filing of such Tax Return.
4.5Tax Responsibility; Tax Information; Tax Proration.
(a)Notwithstanding any other provision in this Agreement, Seller and the Selling Persons, as applicable, shall be responsible for any and all Taxes, including any and all income and capital gains Taxes and franchise or other Taxes based on overall gross or net income of Seller, resulting from the consummation of the transactions contemplated by this Agreement and shall be responsible for Transfer Taxes in accordance with Section 4.4.
(b)Seller, the Selling Persons and Buyer will provide the other Parties with such cooperation and information as each of them may reasonably request of the other in filing any Tax Return, determining a Liability for Taxes or a right to refund of Taxes or in conducting any audit or Proceeding in respect of Taxes and supporting all applicable exemptions for Transfer Taxes, but only with respect to Taxes imposed upon or related to the Assets or the Business or with respect to a Subsidiary for a Pre-Closing Tax Period. Such cooperation and information shall include providing copies of relevant Tax Returns, or portions thereof, together with associated schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each Party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.
(c)With respect to any personal property, real property, ad valorem and other similar Tax (“Property Taxes”), including payments in-lieu-of Property Taxes, assessed on any of the Assets for a Straddle Period, the Liability for such Property Taxes shall be prorated on a daily basis between Buyer and Seller as of the Closing Date, with Seller being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period, and with Buyer being liable for the remainder of such Property Taxes. Prior to the Closing Date, Buyer and Seller shall jointly, in good faith, estimate the amount of Property Taxes payable by Seller with regard to a Straddle Period pursuant to this Section 4.5(c) and Buyer shall receive a credit against the amount due by Buyer at Closing. When the actual amount of Property Taxes are known, Buyer and Seller shall readjust the amount of Property Taxes for which Seller are liable in accordance with this Section 4.5(c) (by means of a payment from Seller to Buyer or Buyer to Seller, as the case may be).
4.6Name Change. No later than the tenth Business Day following the Closing, Seller will file all documents necessary to change its name and the name of any Affiliates (including any “d/b/a’s”) to names bearing no similarity to “Arroyo Consulting”, “Arroyo IT”, and “Micro Talent.”
4.7Discharge of Liabilities. Seller shall pay or otherwise discharge, on or prior to the due date therefor and otherwise in accordance with the terms thereof, all Excluded Liabilities.
4.8Assignment of Seller’s Assumed Contracts. Seller shall use its reasonable best efforts to obtain and deliver to Buyer promptly upon receipt, but not later than 30 days after the Closing Date, all third Person consents that are necessary for the assignment and transfer of the Seller Assumed Contracts and any other Asset to Buyer without any material change in their respective terms, unless such changes are reasonably acceptable to Buyer. If Seller is unable to obtain any such third Person consent, Seller shall use its reasonable best efforts to cause such third Person to enter into a new agreement with Buyer upon terms and conditions substantially similar to the applicable agreement between the third Person and Seller.
4.9Accounts Receivable.
(a)Seller shall promptly deliver to Buyer any payment received by, or on behalf of, Seller with respect to the Accounts Receivable acquired by Buyer pursuant to this Agreement. To the extent that all or any portion of an Accounts Receivable acquired by Buyer pursuant to this Agreement is not collected by Buyer within 120 days following the Closing Date (the “Repurchase Date”), after notice by Buyer to Seller to such effect, Seller shall promptly purchase such Accounts Receivable from Buyer for an amount equal to the full amount of such uncollected Accounts Receivable, and Seller shall thereafter have the right to pursue collection of such Accounts Receivable.
(b)Buyer shall promptly deliver to Seller any payment received by, or on behalf of, Buyer with respect to any Accounts Receivable that are purchased by Seller pursuant to the second sentence of Section 4.9(a).

(c)In pursuing collection of any Accounts Receivable purchased by Seller pursuant to the second sentence of Section 4.9(a), Seller will use its commercially reasonable efforts to preserve Buyer’s goodwill and ongoing business relationship with any customers of the Business.
(d)No later than the third Business Day following the Closing Date, Seller shall deliver to Buyer an Aged A/R Report and an Aged A/P Report of Seller, in each case as of the Closing Date and substantially in the form set forth in Schedule 2.6, and Buyer shall cooperate with Seller with respect to producing and delivering these reports to the extent necessary.
4.10Financial Statements for Assets. Promptly and no later than 60 days following the Closing, Seller will prepare and provide to Buyer and its Affiliates such historical financial statements (including footnotes and supporting records and data with respect to the Assets and any required audit of such financial statements by Buyer’s independent public accountants) and other information and data as are reasonably requested by Buyer to allow Buyer and its Affiliates to prepare and file with the Securities and Exchange Commission any historical and pro forma financial statements with respect to the Assets required by applicable U.S. federal securities laws, including Items 2.01 and 9.01 of Form 8-K under the Securities Exchange Act of 1934, as amended, and/or to permit or maintain the effectiveness of any registration statement under the Securities Act.
4.11Colombian Post-Closing obligations.
(a)Within one (1) day after the date on which the Micro’s stock ledger is registered before the commercial registry (Camara de Comercio de Cali), Seller shall cause Micro to carry out the entry of the transfer of Micro Shares to the Buyer in the electronic stock ledger and to provide proof of such entry to the Buyer.
(b)Within thirty (30) days after the Closing Date, Seller shall file a special purpose income tax return with the competent Governmental Authority in Colombia (Dirección de Impuestos y Aduanas Nacionales – DIAN, by its Spanish acronym) with respect to the transfer of Micro Shares pursuant to Article 326 of the Colombian Tax Code. In addition, as soon as practicable following the Closing Date, but in any case no later than thirty (30) days thereafter, the Sellers and the Buyer shall and Buyer shall cause Micro to:
i.(i) prepare and file the appropriate foreign investment substitution forms with the Colombian Central Bank (Banco de la República) with respect to the transfer to the Buyer of Micro Shares owned by Seller; and
ii.(i) take all steps and execute all necessary documents to comply with any further requirements imposed by any Governmental Authority in Colombia with respect to the transfer of Micro Shares.
ARTICLE V
Indemnification
5.1Indemnification of Buyer. Seller will indemnify, defend and hold Buyer, its Affiliates and their respective directors, managers, officers, employees and agents (collectively, the “Buyer Indemnitees”) harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs, expenses and Taxes, including all Proceeding costs and expenses and reasonable attorneys’ fees and expenses (collectively, “Losses”) that any Buyer Indemnitee may suffer or incur as a result of or relating to:

(a)the breach of any representation or warranty made by Seller in this Agreement or pursuant hereto, or the Indian Subsidiary Purchase Agreement or pursuant thereto, or any allegation by a third Person that, if true, would constitute such a breach;
(b)the breach of any agreement or covenant made by Seller in this Agreement or pursuant hereto, or the Indian Subsidiary Purchase Agreement or pursuant thereto, or any allegation by a third Person that, if true, would constitute such a breach;
(c)the breach of any fiduciary duty or other claim arising under or with respect to any Employee Benefit Plans of Seller;
(d)any Excluded Liability or other Liability of the Acquired Companies, other than the Assumed Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities or operation of the Business with respect to any period of time (or portion thereof) occurring on or prior to the Closing Date;
(e)any Pre-Closing Taxes;
(f)any Seller Transaction Costs or Indebtedness of the Acquired Companies outstanding as of the Closing to the extent not taken into account in the calculation of the Purchase Price as finally determined in accordance with Section 1.7;
(g)any CARES Act Liability, including any claim by any Governmental Entity or any PPP lender for repayment, penalties, or any violation of applicable Law relating to Seller’s receipt, management, or use of any PPP Loan; or
(h)the matters set forth on Schedule 5.1(h).
5.2Indemnification of Seller and the Selling Persons. Buyer will indemnify, defend and hold Seller, the Selling Persons, their respective Affiliates, and their respective directors, managers, officers, employees and agents (collectively, the “Seller Indemnitees”) harmless from any and all Losses that any Seller Indemnitee may suffer or incur as a result of or relating to:
(a)the breach of any representation or warranty made by Buyer in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(b)the breach of any agreement or covenant made by Buyer in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(c)the failure of Buyer to perform and discharge its duties and obligations in full, in a due and timely manner, with respect to the Assumed Liabilities; or
(d)any Liability of Buyer, other than the Excluded Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities or operation of the Business with respect to any period of time (or portion thereof) occurring after the Closing Date.
5.3Survival. Subject to Section 5.4, the representations and warranties, covenants and agreements of Seller and Buyer made in or pursuant to this Agreement, the Seller Documents and the Buyer Documents will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

5.4Time Limitation.
(a)After the Closing Date, a Buyer Indemnitee may make a claim for indemnification with respect to any breach of a representation or warranty (other than those made in any of the Seller Fundamental Representations and those made in Section 2.13 (Employee Benefit Plans), Section 2.18 (Environmental Matters), in each case, as to which a claim may be made at any time prior to 45 days after expiration of the statute of limitations applicable to claims regarding the subject matter of such representations and warranties (including any extensions and waivers thereof)), only if on or before the date that is 12 months after the Closing Date, the Buyer Indemnitee notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Buyer Indemnitee. Notwithstanding the foregoing, claims made pursuant to Sections 5.1(b), (c), (d), (e), (f), (g) and (h) and claims based upon intentional misrepresentation or common law fraud committed by Seller or the Selling Persons in connection with this Agreement or the transactions contemplated hereby may, in each case, be made at any time.
(b)After the Closing Date, a Seller Indemnitee may make a claim for indemnification with respect to any breach of a representation or warranty (other than those made in any of the Buyer Fundamental Representations, in each case, as to which a claim may be made at any time prior to 45 days after expiration of the statute of limitations applicable to claims regarding the subject matter of such representations and warranties (including any extensions and waivers thereof)), only if on or before the date that is 12 months after the Closing Date, the Seller Indemnitee notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Seller Indemnitee. Notwithstanding the foregoing, claims made pursuant to Sections 5.2(b), (c), and (d), and claims based upon intentional misrepresentation or common law fraud committed by Buyer in connection with this Agreement or the transactions contemplated hereby may, in each case, be made at any time.
5.5Limitations on Amount.
(a)Seller.
1.Seller shall have no Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article II unless and until the aggregate Losses claimed under Section 5.1(a) exceeds $100,000 (the “Threshold Amount”); provided, however, that (1) if the aggregate Losses claimed under Article V exceeds the Threshold Amount, Seller’s Liability shall relate back to and include the first dollar of the aggregate Losses so claimed and (2) the limitation contemplated hereby shall not be applicable with respect to (A) breaches of the Seller Fundamental Representations, (B) indemnification pursuant to Sections 5.1(b), (c), (d), (e), (f), (g) and (h) and (C) claims based upon common law fraud committed by Seller or the Selling Persons in connection with this Agreement or the transactions contemplated hereby.
2.Seller’s aggregate Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article II shall not exceed $1,650,000 (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not be applicable with respect to (1) breaches of the Seller Fundamental Representations, for which the aggregate Liability of Seller and the Selling Persons for Losses under this Article V shall not exceed $16,500,000 (the “Purchase Price Cap”), (2) indemnification pursuant to Sections 5.1(b), (c), (d), (e), (f), (g) and (h) for which no limitation shall apply, and (3) claims based upon intentional misrepresentation or common law fraud committed by Seller or the Selling Persons in connection with this Agreement or the transactions contemplated hereby, for which no limitation shall apply.
(a)Buyer.
(i)Buyer shall have no Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article III unless and until the aggregate Losses claimed under Section 5.2(a) exceeds the Threshold Amount; provided, however, that (1) if the aggregate Losses claimed under Article V exceeds the Threshold Amount, Buyer’s Liability shall relate back to and include the first dollar of the aggregate Losses so claimed and (2) the limitation contemplated hereby shall not be applicable with respect to (A) breaches of the Buyer Fundamental Representations, (B) indemnification pursuant to Sections 5.2(b), (c) and (d), and (C) claims based upon common law fraud committed by Buyer in connection with this Agreement or the transactions contemplated hereby.
(ii)Buyer’s aggregate Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article III shall not exceed the Indemnification Cap; provided, however, that the Indemnification Cap shall not be applicable with respect to (1) breaches of the Buyer Fundamental Representations, for which the aggregate Liability of Buyer for Losses under this Article V shall not exceed the Purchase Price Cap, (2) indemnification pursuant to Sections 5.2(b), (c) and (d), for which no limitation shall apply, and (3) claims based upon intentional misrepresentation or common law fraud committed by Buyer in connection with this Agreement or the transactions contemplated hereby, for which no limitation shall apply.
5.6Right of Setoff. With respect to any valid claim for indemnification under this Article V, Purchase Price Adjustment in favor of Buyer pursuant to Section 1.7, or any breach of contract claim under this Agreement or any other Seller Document, Buyer is hereby authorized to setoff and apply any and all claims owing by Seller to Buyer or a Buyer Indemnitee against the obligations, if any, owing by Buyer to Seller in respect of this Agreement, including any Earn-Out Payment that may have otherwise been payable pursuant to Section 1.6 and any Purchase Price Adjustment in favor of Seller that may have otherwise been payable pursuant to Section 1.7. Such setoff is not the sole and exclusive remedy of Buyer.
5.7Matters Involving Third Party Claims.
(a)Promptly after the receipt by any Person entitled to indemnification pursuant to this Article V (the “Indemnified Party”) of notice of the commencement of any action by any Person who is not a Party to this Agreement (such action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any Party or Parties obligated to provide indemnification pursuant to this Article V (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party; provided, that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its Liabilities hereunder, except to the extent that such failure to give notice shall materially and irrevocably prejudice any defense or claim available to the Indemnifying Party.
(b)If the Indemnifying Party, within ten days after receiving the Indemnified Party’s notice of the Third Party Claim, acknowledges in writing to the Indemnified Party that the Indemnifying Party will indemnify and hold the Indemnified Party harmless from and against any and all Losses the Indemnified Party may suffer relating to or arising from the Third Party Claim and provides the Indemnified Party at such time with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and pay, in cash, all Losses the Indemnified Party may suffer relating to or arising from the Third Party Claim, then the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal Proceeding, (ii) the Third Party Claim seeks non-monetary damages, including an injunction, specific performance or equitable relief against any Indemnified Party, (iii) the Indemnifying Party has failed or is failing to (1) actively and diligently defend the Third Party Claim, (2) keep the Indemnified Party fully and timely apprised of all developments, including settlement offers, with respect to the Third Party Claim, or (3) permit the Indemnified Party with the opportunity to participate in the defense of the Third Party Claim (at the Indemnified Party’s own expense, except as provided below), (iv) settlement, or an adverse judgment with respect to, the Third Party Claim is in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, or (v) the Indemnified Party has determined in good faith that there would be a conflict of interest or other materially detrimental or inappropriate matter associated with joint representation of the Indemnification Proceeding, or (vi) the Third Party Claim relates to any Taxes or Tax Returns of or with respect to the Subsidiaries.
(c)If the Indemnifying Party assumes the defense of any Third Party Claim, (i) it shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise, or consent to any order or judgment with respect to, the Third Party Claim unless the proposed settlement or compromise, or judgement or order, as applicable, (1) involves only the payment of money by one or more Indemnifying Parties, (2) does not impose any injunction, specific performance or other equitable relief upon the Indemnified Party, (3) includes an unconditional release of the Indemnified Party and its Affiliates for any Liability arising from or related to such Third Party Claim, and (4) there is no finding or admission of any violation of Law or the rights of any Person by the Indemnified Party or its Affiliates, (ii) it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses the Indemnified Party may suffer relating to or arising from the Third Party Claim and the Indemnifying Party may not claim that it does not have an indemnification obligation with respect thereto, (iii) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party; provided, that the fees and expenses of such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the Third Party Claim or related Third Party Claims and the Indemnified Party shall have reasonably concluded that representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them; and (iv) it shall actively and diligently defend the Third Party Claim and keep the Indemnified Party fully and timely apprised of all developments, including settlement offers, with respect to the Third Party Claim.
(d)If the Indemnifying Party does not assume the defense of any Third Party Claim, or if any condition to the Indemnifying Party’s assumption of the defense of any Third Party Claim set forth above becomes unsatisfied, the Indemnified Party may defend against or settle such claim in such manner and on such terms as it in good faith deems appropriate (and the Indemnified Party need not consult with, or obtain consent from, the Indemnifying Party in connection therewith) and shall be entitled to indemnification in respect thereof in accordance with Sections 5.1 or 5.2, as applicable. In no event shall the Indemnified Party settle any Third Party Claim while the defense thereof is controlled by the Indemnifying Party pursuant to and in accordance with this Section 5.7 without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).
5.8Miscellaneous.
(a)Any specific Loss for which a Buyer Indemnitee or a Seller Indemnitee would otherwise be entitled to indemnification under the terms of this Article V shall not be an indemnifiable Loss to the extent such Loss is reflected in the calculation of the Purchase Price as finally determined in accordance with Section 1.7 of this Agreement. A Buyer Indemnitee shall not be entitled to indemnification under the terms of this Article V for the uncollected amount of an Accounts Receivable if the full amount of such uncollected Accounts Receivable is repurchased from Buyer by Seller in accordance with Section 4.9(a).
(b)Each of the representations and warranties in Articles II and III that contains any “material adverse change,” “in all material respects,” or other materiality (or correlative meaning) qualification shall be deemed to have been given as though there were no such qualification for purposes of this Article V.
(c)The Parties agree to treat any payments made pursuant to this Article V, any payments made pursuant to Section 1.6 or Section 1.7, and any other indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for the Assets other than the Shares for U.S. federal, state, local and non-U.S. income Tax purposes to the extent permitted by applicable law.

ARTICLE VI
Noncompetition and Nonsolicitation Agreement
6.1Noncompetition and Nonsolicitation.
(a)Restrictive Covenants. In consideration of the transactions contemplated by this Agreement, including the purchase of the Assets (and the goodwill associated therewith) and the Business, Seller and the Selling Persons covenant to Buyer that, for a period beginning on the Closing Date and continuing until five years after the Closing Date (the “Non-Competition Period”), without the prior written consent of Buyer (which consent may be withheld in the sole and absolute discretion of Buyer), Seller, any Affiliate of Seller, the Selling Persons, and any Affiliate of the Selling Persons (each, a “Covenanting Person”) will not, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other Person): (x) engage in, or have any financial interest in any other Person that engages in, the business of providing information technology and digital workforce services and solutions, including cloud-based services, custom software development, product development, mobile application development, and testing services (a “Competing Business”) within the United States of America, India or Colombia; (y) solicit or influence, or attempt to solicit or influence, any customer or any potential customer of the Business, Buyer or Buyer’s Affiliates, or any Person that is, or during the period preceding the Closing Date was, a purchaser of services from Seller, Buyer or their respective Affiliates, to purchase any services from any Competing Business or from any Person other than Buyer or its Affiliates; or (z) solicit, entice, induce or hire any Person who is an employee, temporary personnel or billable staffing independent contractor of the Business, Buyer or Buyer’s Affiliates, or who becomes an employee, temporary personnel or billable staffing independent contractor of the Business, Buyer or Buyer’s Affiliates, to become employed or independently contracted by any other Person or to leave his or her employment with the Business, Buyer or Buyer’s Affiliates or cease independently contracting for the Business, Buyer or Buyer’s Affiliates, or approach any such employee, temporary personnel or billable staffing independent contractor for such purpose or authorize or knowingly approve the taking of such actions by any other Person.
(b)Exceptions. It will not be a violation of the restrictive covenants set forth in Section 6.1(a) for a Covenanting Person to invest in publicly-traded equity securities constituting less than one percent of the outstanding securities of such class. It also will not be a violation of the restrictive covenants set forth in Section 6.1(a)(x) for the Selling Persons to continue their ownership of CRE8 Software, Inc. to the extent such company continues to provide enterprise resource software to companies in the furniture industry in the same or substantially the same manner as provided on the date of this Agreement and, for the avoidance of doubt, does not engage in a Competing Business.
(c)Equitable Relief. Seller and the Selling Persons acknowledge and agree that Buyer would be irreparably harmed by any breach of the restrictive covenants set forth in Section 6.1(a) and that, in addition to all other rights and remedies available to Buyer at Law or in equity, Buyer will be entitled to injunctive and other equitable relief to prevent or enjoin any such breach and without the necessity of posting bond. If any Covenanting Person breaches Section 6.1(a), the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such breach began until such violation permanently ceases.
(d)Representations. Seller and the Selling Persons represent to Buyer that each is willing and able to engage in businesses that are not restricted pursuant to this Section 6.1 and that enforcement of the restrictive covenants set forth in this Section 6.1 will not be unduly burdensome to Seller or the Selling Persons. Seller and the Selling Persons acknowledge that their agreement to the restrictive covenants set forth in this Section 6.1 is a material inducement and condition to Buyer’s willingness to enter into this Agreement and the other Buyer Documents, to consummate the transactions contemplated hereby and thereby and to perform Buyer’s obligations hereunder and thereunder. Seller and the Selling Persons acknowledge and agree that the restrictive covenants and remedies set forth in this Section 6.1 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).
(e)Court Modification. Notwithstanding the foregoing, if the restrictive covenants set forth in this Section 6.1 are found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of Buyer and its Affiliates, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 6.1 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).

ARTICLE VII
Miscellaneous
7.1Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally, (b) on the fifth Business Day after being mailed by certified mail, return receipt requested, (c) the next Business Day after delivery to a recognized overnight courier or (d) upon transmission and confirmation of receipt by an email or facsimile operator if sent by email or facsimile, to the Parties at the following email addresses or facsimile numbers (or to such other address, email address or facsimile number as such Party may have specified by notice given to the other Parties pursuant to this provision):

if to Buyer:	with copies to:

BGSF Professional, LLC 5850 Granite Parkway, Suite 730 Plano, Texas 75024 Attention: CFO Email: cfo@bgstaffing.com	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201 Attention: Paul S. Conneely Facsimile: (214) 855-8200 Email: paul.conneely@nortonrosefulbright.com

if to Seller or the Selling Persons:	with copies to:

Arroyo Consulting LLC 3805 Emerald Park Drive Corinth Texas 76208 Attention: Luis Fernando Sanchez Email: Luis.sanchez@arroyoconsulting.net	Smith & Cerasuolo, LLP 7500 San Felipe, Suite 777 Houston, Texas 77063 Attention: Gary F. Cerasuolo Email: gary.cerasulo@gmail.com
7.2Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties, each of which will be deemed an original, but all of which together will constitute one and the same instrument. No signature page to this Agreement evidencing a Party’s execution hereof will be deemed to be delivered by such Party to any other Party hereto until such delivering Party has received signature pages from all Parties signatory to this Agreement.
7.3Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and will not in any way affect the meaning or interpretation of this Agreement.
7.4Severability. Subject to Section 6.1(e), the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any Party.
7.5Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, heirs, devisees, legal representatives and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Seller or Buyer without the prior written consent of Buyer or Seller, as applicable, and any purported assignment or delegation in violation hereof will be null and void; provided, that notwithstanding the foregoing, Buyer may assign this Agreement and any of the provisions hereof to any of its financing sources as collateral security; and provided, further, however, that no such assignment shall release Buyer of any of its obligations thereof set forth in this Agreement. Except pursuant to a collateral assignment as permitted by the preceding sentence, this Agreement is not intended to confer any rights or benefits on any Persons other than the Parties hereto.
7.6Entire Agreement; Amendment. This Agreement and the related documents contained as Exhibits and Schedules to this Agreement or expressly contemplated hereby, contain the entire understanding of the Parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. All statements of Seller contained in any schedule, certificate or other writing required under this Agreement to be delivered in connection with the transactions contemplated hereby will constitute representations and warranties of Seller under this Agreement. The Exhibits, Schedules and recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement is sought.
7.7Specific Performance; Remedies Not Exclusive. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without the need to show irreparable harm or to post bond. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.
7.8GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
7.9Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any Party hereto because such Party or its legal counsel drafted this Agreement or such provision.
7.10Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.
7.11Certain Definitions. For purposes of this Agreement:
a.the term “Accounts Receivable” means any accounts or notes receivable of the Acquired Companies, including (i) all trade accounts receivable and other rights to payment from customers of the Acquired Companies and the full benefit of all security for such accounts or rights to payment, (ii) all other accounts or notes receivable of the Acquired Companies and the full benefit of all security for such accounts or notes; (iii) any revenue of the Business generated on or prior to the Closing Date that has not yet been invoiced by the Acquired Companies as of the Closing Date; and (iv) any claim, remedy or other right related to any of the foregoing;
(a)the term “Adjusted Net Working Capital” means (x) the current assets of the Acquired Companies (not including Cash Equivalents of Seller or any other Excluded Assets) minus (y) the current Liabilities of the Acquired Companies (not including Indebtedness of Seller or any other Excluded Liabilities);
(b)the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, now or in the future, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person;
(c)the term “Anti-Corruption Laws” means the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010 (Bribery Act 2010) and any other applicable anti-corruption laws or regulations.
(d)the term “Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Dallas, Texas and Hyderabad, India are permitted or required to be closed;
(e)the term “Buyer Fundamental Representations” means, collectively, those representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.3(i) (No Violation of Organizational Documents),Section 3.5 (No Brokers), and Section .
(f)the term “CARES Act” means the Coronavirus Aid, Relief, Economic Security Act, as signed into law by the President of the United States on March 27, 2020.
(g)the term “CARES Forgivable Uses” means uses of proceeds of the PPP Loan that are eligible for forgiveness under Section 1106 of the CARES Act.
(h)the term “Cash Equivalents” means the positive difference between (i) all cash, bank deposits, negotiable money orders and checks (including those held by Seller as of the Closing Date but not yet deposited), less (ii) all checks, drafts or wire transfers issued by Seller (including those not yet cleared) that are outstanding as of the Closing Date;
(i)the term “Code” means the Internal Revenue Code of 1986, as amended.
(j)the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;
(k)the term “Environmental Law” means any federal, state, local or foreign Law, Permit, judgment, requirement or agreement with any Governmental Entity relating to: (i) the protection, preservation or restoration of the environment; or (ii) the use, storage, generation, transportation, processing, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing;

(l)the term “GAAP” means generally accepted accounting principles of the United States that are applicable from time to time, as consistently applied in prior periods;
(m)the term “Government Entity” means (i) any national, state, regional, or local government (including, in each case, any agency, department or subdivision of such government); (ii) any political party; (iii) any entity or business that is owned or controlled by any of those bodies listed in subcategory (i) or (ii); or (iv) any international organization, such as the United Nations or the World Bank.
(n)the term “Government Official” means (i) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Government Entity, or anyone otherwise acting in an official capacity on behalf of a Government Entity; (ii) any political party, political party official, or political party employee; (iii) any candidate for public or political office; (iv) any royal or ruling family member; or (v) any agent or representative of any of those persons listed in subcategories (i) through (iv).
(o)the term “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law, and includes any substance to which exposure is regulated by any Governmental Entity or under any Environmental Law as of the Closing Date, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls;
(p)the term “Indebtedness” means, with respect to any Person, (i) all obligations for borrowed money or for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business and payable in accordance with customary practices), whether secured or unsecured; (ii) any other obligations that are evidenced by a note, bond, debenture or similar instrument; (iii) all obligations under financing or capital leases; (iv) all liabilities secured by any Lien on any property; (v) all guarantee obligations; (vi) all obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions; (vii) all obligations under acceptance, letter of credit or similar facilities; (viii) any liability of such Person, contingent or otherwise, for accrued but unpaid bonuses, accrued but unpaid paid time off, retention payments, COBRA reimbursement, severance obligations triggered by terminations occurring as of or prior to Closing, any other incentive compensation and underfunded nonqualified deferred compensation arrangements (including any liability relating to any profit sharing or phantom stock plan) (in each case, together with the employer portion of any payroll taxes, social security, or other Taxes related thereto); (ix) any deferred revenue; (x) any liability with respect to payments received from customers in advance of delivery of goods or services to such customers or any accrued rebates or award program benefits with respect to customers; (xi) accrued but unpaid Pre-Closing Taxes; (xii) accrued but unpaid interest, fees, penalties, premiums (including in respect of prepayment) arising with respect to any of the items described in clauses (i) through (xi) above; and (xiii) all obligations of the type referred to in clauses (i)-(xii) of any third party for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations;

(q)the term “Independent Accounting Firm” means BDO USA LLP or a successor of such firm, or if such firm declines to act or is, at the of submission thereto, unable to act or a principal independent auditor of Buyer or the Acquired Companies, or in any manner associated with or being compensated or employed by Buyer or the Acquired Companies, another accounting firm of national reputation reasonably acceptable to Buyer and Seller for purposes of resolving any disputes pursuant to Section 1.6(e), Section 1.7(c) or Section 1.11;
(r)the term “Intellectual Property” means any and all registered and unregistered patents, trademarks, service marks, logos, email addresses, domain names, trade names, and registered copyrights, and applications for and licenses (to or from the Acquired Companies) with respect to any of the foregoing, and all computer software and software licenses, proprietary information, trade secrets, material and manufacturing specifications, drawings and designs owned by the Acquired Companies and used in the Business or with respect to which the Acquired Companies, with respect to the Business, has any license or use rights;
(s)the term “IT Systems” means, with respect to a party, the computers, software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned, licensed, leased or otherwise used by such party or any of its subsidiaries;
(t)the term “Knowledge of Seller” or similar language, means the actual knowledge of Luis Fernando Sanchez, Maureen E. Herrera, Vijay Kumar or any director or officer of Arroyo Consulting LLC after conducting a reasonable inquiry and investigation into the subject matter of such representation and warranty;
(u)the term “Lien” means any obligation, lien, claim, pledge, security interest, Liability, charge, spousal interest (community or otherwise), contingency or other encumbrance or claim of any nature;
(v)the term “Organizational Document” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto;
(w)the term “Party” means any of Buyer, Seller or the Selling Persons;
(x)the term “Permit” means any permit, license, authorization, approval, quality certification, franchise or right;
(y)the term “Permitted Liens” means (i) mechanic’s and material men’s liens and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of the Business, the obligations of which are not overdue or otherwise delinquent, (ii) liens for Taxes that are not yet due and payable, or (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the real property leased by Seller;
(z)the term “Person” means any individual, corporation, partnership, Governmental Entity or other entity;

(aa)the term “Personal Information” means any data or information that alone or in combination with other information identifies or could be used to identify an identified or identifiable Person and any other data or information that constitutes “personal data,” “personal information” or any similar term under any applicable Privacy Laws, or in any privacy policy, notice or contract (solely as applicable to each respective party), which information includes any names, addresses (including e-mail addresses), contact information, telephone numbers, personal health information, drivers’ license numbers, credit, medical or other information, names, addresses, social security or insurance numbers, and government-issued identification numbers, as applicable;
(ab)the term “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date;
(ac)the term “Pre-Closing Taxes” means any and all (a) Taxes imposed on or with respect to any Acquired Company for or in respect of any Pre-Closing Tax Period, including Taxes of any other Person imposed on or payable by an Acquired Company for or in respect of any Pre-Closing Tax Period (i) as a result of having been (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or other Tax group on or prior to the Closing Date, (ii) by operation of Law, (iii) as a transferee or successor or (iv) by Contract entered into prior to the Closing; (b) Taxes of the Acquired Companies or the Selling Persons as a result of the consummation of the transactions set forth in this Agreement; (c) Taxes imposed on or with respect to the Acquired Companies as a result of the forgiveness of the PPP Loan; (d) Taxes imposed on, payable by or collected from Buyer as a result of Buyer being a successor to, or transferee of, Seller; and (e) Transfer Taxes; provided that the term “Pre-Closing Taxes” shall not include Taxes to the extent that such Taxes are taken into account in the final calculation of the Purchase Price as finally determined in accordance with Section 1.7;
(ad)the term “Privacy Laws” means any and all applicable Laws and all binding rules, policies, guidelines and procedures issued by any Governmental Entity and self-regulatory guidelines (including of any applicable foreign jurisdiction) related to the privacy, security (both technical and physical), or Processing of Personal Information (including laws of jurisdictions where Personal Information was collected), including, to the extent applicable, Section 5 of the Federal Trade Commission Act, the California Consumer Privacy Act, the Children’s Online Privacy Protection Act, Title V, Subtitle A of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq. (and the rules and regulations promulgated thereunder), data-breach notification laws, consumer protection laws, laws concerning requirements for website and mobile application privacy policies and practices, social security number protection laws, data security laws, and laws concerning e-mail, text message or telephone communications;
(ae)the terms “Processed”, “Processing” or “Process”, with respect to data, means collected, accessed, recorded, acquired, stored, organized, altered, adapted, retrieved, disclosed, used, disposed, erased, disclosed, destructed, transferred or otherwise processed; in each case, whether or not by automated means;
(af)the term “Proceeding” means any action, arbitration, audit, examination, hearing, investigation or inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Entity or arbitrator;

(ag)the term “Records” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form;
(ah)the term “Seller Fundamental Representations” means, collectively, those representations and warranties set forth in Section 2.1 (Organization), Section 2.2 (Authority), Section 2.3(c) (Title to Assets), Section 2.4(i) (No Violation of Organizational Documents), Section 2.8 (Taxes), and Section 2.22 (Compliance with Anti-Corruption Laws);
(ai)the term “Seller Transaction Costs” means (i) any and all legal, accounting, consulting, broker, investment banking, financial advisory and other out of pocket fees and expenses payable by the Acquired Companies in connection with this Agreement or any of the transactions contemplated hereby, and (ii) any amounts payable by the Acquired Companies in connection with, or conditioned on, the consummation of the transactions contemplated by this Agreement (including change of control payments and bonuses and the employer’s portion of applicable employment Taxes associated therewith);
(aj)the term “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date; and
(ak)the term “Target Net Working Capital” means the amount of $305,000.
(al)“Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to, or otherwise collected, assessed or administered by, any federal, state, local or non-U.S. taxing authority or Governmental Entity, including, but not limited to: (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, escheat, abandoned or unclaimed property, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers’ compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, occupation, premium, registration, and gains taxes; (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind; (iii) interest, penalties and additions to tax imposed with respect thereto; and (vi) any transfer Liability in respect of any item described in clause (i), (ii), or (iii) payable by reason of contract, assumption, transferee Liability, operation of Law, Treasury Regulation section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign Law), or otherwise by operation of Law.
(am)“Tax Return” means any return, report, declaration, claim for refund, filing, election, form, notice or statement (including any amendments thereof and schedules, attachments and exhibits thereto and, in each case, whether in written, electronic or other form) filed or required to be filed with respect to any Tax.
7.12Guaranty by the Selling Persons. In consideration of the execution and delivery by Buyer of this Agreement, the Selling Persons hereby guarantee absolutely and unconditionally to Buyer (a) the due and punctual performance, when and as due, of all obligations of Seller arising under or pursuant to this Agreement, and (b) the due and punctual payment of all sums, if any, now or hereafter owed by Seller arising under or pursuant to this Agreement.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER: BGSF Professional, LLC By: /s/ Beth Garvey Name: Beth Garvey Title: President and Chief Executive Officer

SELLER:
Arroyo Consulting LLC
By:    /s/ Luis Fernando Sanchez
Name:    Luis Fernando Sanchez
Title:    Managing Member

Solely for the purposes of Article VI and Section 7.12:
SELLING PERSONS:
/s/ Luis Fernando Sanchez
Luis Fernando Sanchez

/s/ Maureen E. Herrera
Maureen E. Herrera

                [Signature Page to Asset Purchase Agreement]

Exhibits
A        Bill of Sale
B        Assignment and Assumption Agreement
C        Indian Subsidiary Purchase Agreement
D        Employment Agreement for Luis Fernando Sanchez
E        Employment Agreement for Vijay Kumar
F        Form of Transfer Letter
G        Employee Leasing Agreement
H        Qualified Chartered Accountant Letter
I        Allocation Methodology
Schedules
1.1(d)        Seller’s Customer Contracts
1.1(e)        Seller’s Temporary Personnel Contracts
1.1(f)        Seller’s Billable Staffing Independent Contractor Contracts
1.1(g)        Other Seller Assumed Contracts
1.7(a)        Target Net Working Capital
2.1        Foreign Qualifications/Assumed Names
2.2        Owners of Acquired Companies
2.3(a)        List of Acquired Companies’ Assets
2.6        Financial Information
2.11        Permits
2.12(a)        Staff Employees
2.12(b)        Temporary Personnel and H-1B Employees
2.12(c)        Billable Staffing Independent Contractors
2.13(a)        Employee Benefit Plans
2.13(g)        COBRA Continuation Coverage
2.14(a)        Customer Contracts
2.14(b)        Temporary Personnel Contracts
2.14(c)        Billable Staffing Independent Contractor Contracts
2.14(d)        Other Business Contracts
2.15        Customers
2.17        Intellectual Property
2.19        Competing Interests
2.22        Owners of Acquired Companies
2.24        Bank Account and Powers of Attorney
4.3        Transferred Staff Employees
5.1(h)        Indemnification Matters

133995503.13

Exhibit A
Bill of Sale
[See attached.]
75315003.3

Exhibit B
Assignment and Assumption Agreement
[See attached.]

75315003.3

Exhibit C
Indian Subsidiary Purchase Agreement
[See attached.]
75315003.3

Exhibit D
Employment Agreement for Luis Fernando Sanchez

[See attached.]

75315003.3

Exhibit E
Employment Agreement for Vijay Kumar
[See attached.]

133995503.13

Exhibit F
Form of Transfer Letter
[See attached.]

-ii-

Exhibit G

Employee Leasing Agreement
[See attached.]

-iii-

Exhibit H

Qualified Chartered Accountant Letter
[See attached.]

Exhibit I

Allocation Methodology
[See attached.]